Exhibit 4.2

EXECUTION VERSION

$1,000,000,000

SENIOR BRIDGE LOAN AGREEMENT

among

BANCO DE BOGOTÁ S.A.,
as Borrower,

VARIOUS FINANCIAL INSTITUTIONS,
as Lenders,

and

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent,

_________________________________

Dated as of December 1, 2010
_________________________________

CITIGROUP GLOBAL MARKETS INC.,
HSBC SECURITIES (USA) INC.
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers

Table of Contents

 Page

SECTION 1. DEFINITIONS		1
1.01	Certain Defined Terms	1

SECTION 2. COMMITMENTS; PROCEEDS		10
2.01	Loans	10
2.02	Borrowing	11
2.03	Fees	11
2.04	Several Obligations; Certain Remedies Independent	11
2.05	Notes	12
2.06	Reduction and Termination of Commitments	12

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST		12
3.01	Repayment	12
3.02	Interest	12
3.03	Prepayments	13

SECTION 4. PAYMENTS, ETC.		14
4.01	Payments	14
4.02	Pro Rata Treatment	14
4.03	Computations	14
4.04	Certain Notices	15
4.05	Non-Receipt of Funds by the Administrative Agent	15
4.06	Set-Off; Sharing of Payments	15

SECTION 5. YIELD PROTECTION, ETC.		16
5.01	Additional Costs	16
5.02	Substitute Basis	18
5.03	Illegality	18
5.04	Compensation	19
5.05	Taxes	19
5.06	Replacement of Lenders	21

SECTION 6. CONDITIONS PRECEDENT		21
6.01	Conditions to Closing	21
6.02	Additional Conditions to Borrowing	22

SECTION 7. REPRESENTATIONS AND WARRANTIES		23
7.01	Corporate Existence; Power and Authority; Compliance with Laws	23
7.02	Corporate and Governmental Authorizations; No Contravention; Binding and Enforceable Agreements; Use of Proceeds	24
7.03	Governmental and Other Approvals	24
7.04	Legal Effect	24
7.05	Financial Information; No Material Adverse Change	24

-i-

7.06	Pari Passu Ranking of Debt	25
7.07	No Material Litigation; Compliance with Environmental Laws	25
7.08	Commercial Activity; Absence of Immunity	25
7.09	Payment of Taxes and Other Material Obligations	25
7.10	Documentation in Proper Legal Form	25
7.11	Material Accuracy and Completeness of All Information Furnished	26
7.12	Existence, Incorporation, Etc., of Subsidiaries	26
7.13	Disclosure of Liens	26
7.14	Disclosure of Material Agreements	26
7.15	Not an Investment Company	26
7.16	Solvency; No Default	26
7.17	Validity of Documentation Related to the Acquisition	27

SECTION 8. COVENANTS OF THE BORROWER		27
8.01	Maintenance of Corporate Existence, Etc.	27
8.02	Compliance with Law; Maintenance of Property and Insurance	27
8.03	Maintenance of Governmental Authorizations	28
8.04	Provision of Financial Statements, Etc.	28
8.05	Maintenance of Pari Passu Ranking; Use of Proceeds	29
8.06	Limitation on Transactions with Affiliates	29
8.07	Limitation on Changes in Lines of Business	29
8.08	Negative Pledge	29
8.09	Limitation on Mergers, Consolidations	30
8.10	Limitation on Sale-Leaseback Transactions	31
8.11	Limitation on Indebtedness	31
8.12	Consummation of Acquisition	31
8.13	Consummation of Take-Out Financing	32
8.14	Technical Capital to Risk Weighted Assets Ratio	32

SECTION 9. EVENTS OF DEFAULT		32

SECTION 10. THE ADMINISTRATIVE AGENT		35
10.01	Appointment, Powers and Immunities	35
10.02	Reliance by Administrative Agent	36
10.03	Defaults	36
10.04	Rights as a Lender	36
10.05	Indemnification	37
10.06	Non-Reliance on Administrative Agent and Other Lenders	37
10.07	Failure to Act	37
10.08	Resignation or Removal of Administrative Agent	38
10.09	The Lead Arrangers	38

SECTION 11. MISCELLANEOUS		38
11.01	Waiver	38
11.02	Notices	38
11.03	Expenses, Etc.	40
11.04	Amendments, Etc.	41

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11.05	Successors and Assigns	41
11.06	Assignments and Participations	42
11.07	Survival	44
11.08	Captions	44
11.09	Counterparts	44
11.10	Governing Law	44
11.11	Jurisdiction, Service of Process and Venue	44
11.12	Waiver of Jury Trial	45
11.13	Waiver of Immunity	45
11.14	Judgment Currency	46
11.15	Entire Agreement	46
11.16	Severability	46
11.17	No Fiduciary Relationship	46
11.18	USA PATRIOT Act	46
11.19	Confidentiality	46

-iii-

LOAN AGREEMENT, dated as of December 1, 2010, among BANCO DE BOGOTÁ, S.A., as borrower (the “Borrower”), each of the entities that is a signatory hereto under the caption “LENDERS” on the signature pages hereto and each entity that becomes a “Lender” after the date hereof pursuant to Section 11.06(b) hereof (individually, a “Lender” and, collectively, the “Lenders”), and HSBC BANK USA, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WITNESSETH:

SECTION 1. DEFINITIONS:

1.01 Certain Defined Terms.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Acquisition” shall have the meaning set forth in Section 8.12 hereof.

“Acquisition Documents” shall have the meaning set forth in Section 8.12 hereof.

“Administrative Agent” shall have the meaning set forth in the introduction hereto.

“Administrative Agent's Account” shall mean an account of the Administrative Agent in New York, New York designated by the Administrative Agent to the Borrower in writing.

“Affected Interest Period” shall have the meaning set forth in Section 5.02 hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise; provided, however, that for purposes of Section 8.06 hereof, an Affiliate of the Borrower shall include any directors and officers of the Borrower and any Person that directly or indirectly (including through limited partner or general partner interests) owns more than 10% of any class of the capital stock of the Borrower.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or of an affiliate of such Lender) specified opposite its name on Schedule I hereto or such other office of such Lender (or of an Affiliate of such Lender)

as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” shall mean (i) during the period from and including the Closing Date to but not including the date which falls six months after the Closing Date, 1.00% per annum; (ii) during the period from and including the date which falls six months after the Closing Date to but not including the date which falls nine months after the Closing Date, 1.25% per annum; (iii) during the period from and including the date which falls nine months after the Closing Date and thereafter, 1.50% per annum.

“Borrower” shall have the meaning set forth in the introduction hereto.

“Borrowing” shall mean the borrowing by the Borrower of the Loans under this Agreement.

“Borrowing Date” shall mean the date of the Borrowing.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) of this definition, any day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, London, United Kingdom or Bogotá, Colombia and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Loans, any day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City and London, United Kingdom and that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” shall mean that a majority of the Voting Shares of the Borrower shall cease to be owned and controlled, beneficially and of record, by Grupo Aval Acciones y Valores S.A.

“Closing Date” shall mean the date on which this Agreement is executed and delivered by the parties.

“Colombia” shall mean the Republic of Colombia.

“Commitment” shall mean, as to each Lender, the obligation of such Lender to make a Loan to the Borrower on and subject to the terms and conditions hereof, which shall be in a principal amount equal to the amount set forth opposite such Lender’s name in Schedule 1 hereto directly below the column entitled “Commitment”, as the same may be terminated pursuant to Sections 2.06 or 9 hereof.

“Commitment Period” shall mean the period from the Closing Date until the date which is ninety (90) days after the Closing Date, provided that if such day is not a Business Day, the Commitment Period shall end on the immediately following Business Day.

“Compliance Certificate” shall have the meaning set forth in Section 8.04(c) hereof.

“Confidential Information” means any and all information either oral or in writing that the Borrower furnishes to the Administrative Agent or any Lender unless specifically designated as non-confidential.  The term “Confidential Information” does not include any such information that (a) is or becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or its Affiliates if the Administrative Agent or such Lender does not have actual knowledge that release of such information by such source was in breach of a confidentiality obligation to the Borrower or its Affiliates, (b) is or becomes generally available to the public or (c) is or becomes rightfully available to the Administrative Agent or such Lender from a source other than the Borrower or its Affiliates.

“Default” shall mean an Event of Default specified in Section 9 hereof or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means at any time any Lender with respect to which a Lender Default is in effect at such time.

“Dollars” and “$” shall mean lawful money for the time being of the United States of America.

“Eligible Assignee” shall mean (a) any Lender, (b) any Affiliate of a Lender and (c) any other Person (other than an individual) that is a commercial bank, financial institution, fund that invests in bank loans or other “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended), provided that neither the Borrower nor any Affiliate thereof shall be an Eligible Assignee.

“Environmental Law” shall mean any federal, state or local governmental Requirement of Law relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Contribution” shall have the meaning set forth in Section 2.01(b) hereof.

“Event of Default” shall have the meaning set forth in Section 9 hereof.

“Excluded Taxes” shall mean (a) Taxes, if any, on the overall net income of any of the Lenders, the Administrative Agent or the Lead Arrangers (and franchise or gross receipts taxes imposed on any Lender, the Administrative Agent or the Lead Arrangers in lieu of net income taxes) imposed (i) by the jurisdiction under which such Lender, the Administrative Agent or such Lead Arranger, as the case may be, is organized or qualified to do business or does business (other than any jurisdiction in which such Lender, the Administrative Agent or such Lead Arranger, as the case may be, is deemed to be doing business solely as a result of making the Loans or participating therein) or any political subdivision or taxing authority thereof or the jurisdiction where the Applicable Lending Office of such Lender is located, (ii) by reason of any present or former connection between such Lender, the Administrative Agent, or such Lead Arranger, as the case may be, and the jurisdiction imposing such Taxes, other than as a result of entering into, or making disbursements or receiving payments under this Agreement or (iii) by the jurisdiction of which such Lender, the Administrative Agent or such Lead Arranger, as the case may be, is deemed to be a citizen or resident for tax purposes, (b) Taxes imposed as a direct consequence of such Lender, the Administrative Agent or such Lead Arranger, as the case may be, (x) having its principal office in Colombia or having or maintaining a branch or permanent office or establishment in Colombia or (y) being a citizen or resident of Colombia for tax purposes, (c) any Taxes required to be paid pursuant to Section 5.05(e) hereof and (d) any excise, property or value added Tax.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day as provided in clause (i), the Federal Funds Rate for such day shall be the average rate quoted to the Person serving as Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Final Maturity Date” shall mean the date 364 days after the Closing Date; provided that if such day is not a Business Day, the Final Maturity Date shall be the immediately preceding Business Day.

“GAAP” shall mean generally accepted accounting principles in Colombia in effect from time to time applicable to banks.

“Governmental Authority” shall mean any nation, government, branch of power (whether executive, legislative or judicial), state or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory, supervisory or administrative functions of or pertaining to government.

“Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such

Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, or by agreement to purchase assets, goods, securities or services, or to take-or-pay, other than agreements to purchase goods at an arm's length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hedge Agreement” shall mean any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable arising in the ordinary course of business not overdue for more than thirty (30) days); (iv) all Capital Lease Obligations of such Person; (v) all non-contingent obligations of such Person to reimburse any Person in respect of amounts paid under a letter of credit or similar instrument; (vi) all Indebtedness of other Persons secured by a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of any Indebtedness described in this clause (vi), to the extent not assumed by such Person, shall be the lesser of the amount of the Indebtedness or the fair market value of the Property securing such Indebtedness; (vii) the net liability of such Person under Hedge Agreements; and (viii) all Indebtedness of other Persons Guaranteed by such Person.

“Indemnified Party” shall mean each of the Administrative Agent, the Lenders, their respective Affiliates, and their respective directors, officers, employees, attorneys and agents.

“Interest Period” shall mean, for any Borrowing or the Loans constituting the same, the period commencing on the relevant Borrowing Date and ending on the date one, two, three or six months thereafter, as selected by the Borrower by notice to the Administrative Agent at least three (3) Business Days before the beginning of such Interest Period, and thereafter each period commencing on the last day of the preceding Interest Period and ending on the date one, two, three or six months thereafter, as so selected by the Borrower, provided, that (i) any Interest Period that would otherwise commence before and end after the Final Maturity Date shall end on the Final Maturity Date, (ii) the term “Interest Period” shall include any period selected by the Administrative Agent from time to time in accordance with the definition of “Post-Default Rate” and (iii) if the Borrower shall fail timely to elect the duration of any Interest Period, such Interest Period shall have a duration of three months.

“Lead Arrangers” shall mean Citigroup Global Markets Inc., HSBC

Securities (USA) Inc. and J.P. Morgan Securities LLC.

“Lender Default” means (i) the failure (which has not been cured) of any Lender to make available any Loan, within one Business Day from the date it is obligated to make such amount available under the terms and conditions of this Agreement and (ii) a Lender having notified the Administrative Agent or the Borrower in writing that such Lender does not intend to comply with its obligations hereunder following receipt by such Lender of the Notice of Borrowing.

“Lenders” shall have the meaning set forth in the introduction hereto.

“LIBO Rate” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reference Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on the Reference Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).  If for any reason such rate is not available on the Reference Page, the term “LIBO Rate” means for any Interest Period, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which deposits in Dollars are offered by the Reference Banks to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loans to which such Interest Period is to apply and for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, lien, pledge, charge, encumbrance or other security interest or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” shall have the meaning set forth in Section 2.01(a) hereof.

“Loan Documents” shall mean, collectively, this Agreement and the Notes.

“Majority Lenders” shall mean Non-Defaulting Lenders having more than 50% of the aggregate outstanding principal amount of the Loans or, if no Loans are outstanding, Non-Defaulting Lenders holding more than 50% of the aggregate amount of the Commitments as most recently in effect.

“Material Adverse Change” shall mean a material adverse change in the business, condition (financial or otherwise), operations, performance or Property of the Borrower and its Subsidiaries, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to:

(a) any material adverse circumstance, change or condition in Colombia (or in the financial or capital markets of Colombia) or in the international capital markets or in the market for loans to and/or debt securities of Colombian issuers;

or

(b) (i) an event or circumstance or series of events or circumstances or any adverse change affecting the Target and its subsidiaries; or (ii) the negotiation, execution or the announcement of, the consummation of the transactions contemplated by, or the performance of obligations under, the Acquisition or any agreements related thereto, including effects related to compliance with the covenants contained therein or the failure to take any action as a result of any restrictions or prohibitions set forth therein;

shall not constitute or be deemed to contribute to a Material Adverse Change, and otherwise shall not be taken into account in determining whether a Material Adverse Change has occurred or would be reasonably likely to occur.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or Property of the Borrower and its Subsidiaries, taken as a whole, or (ii) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of the Lenders or the Administrative Agent under any of the Loan Documents.

“Material Agreements” shall mean any credit agreement, loan agreement, indenture, finance lease agreement, bond or other financing agreement or instrument evidencing or creating or providing for Indebtedness of the Borrower (other than Indebtedness consisting of deposits, Hedge Agreements and similar obligations incurred in the ordinary course of the Borrower's banking business) in an aggregate amount at least equal to 2% of the total assets of the Borrower (determined in accordance with GAAP as of the last day of the fiscal quarter of the Borrower ending on or immediately prior to the date of determination).

“Negotiation Period” shall have the meaning set forth in Section 5.02 hereof.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender, and “Non-Defaulting Lenders” means any two or more of such Lenders.

“Note” shall have the meaning set forth in Section 2.05 hereof.

“Notice of Borrowing” shall have the meaning set forth in Section 2.02 hereof.

“Participant” shall have the meaning set forth in Section 11.06(d) hereof.

“Permitted Liens” shall mean:

(i) Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business;

(ii) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other similar social security legislation;

(iii) Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(iv) Liens granted for the benefit of Banco de la República of Colombia, or Fondo de Garantías de lnstituciones Financieras of Colombia, or any other Governmental Authority in connection with the Borrower's ordinary banking business, or rediscount financial entities as requirement of such entities for entering into operations with the Borrower or its Subsidiaries;

(v) Liens arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Liens securing the reimbursement obligation for any bond obtained in connection with the release of Property from any Liens arising pursuant to such legal process, so long as the execution or other enforcement of such Liens arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; provided that any such Lien is released or discharged within one year of its imposition;

(vi) Liens arising out of judgments rendered against the Borrower which do not constitute an Event of Default; and

(vii) easements, zoning restrictions, rights-of-way, licenses, sublicenses, leases or subleases and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Property or interfere with the ordinary conduct of business of the Borrower.

“Permitted Securitization” shall mean any transaction in which the Borrower sells or otherwise transfers (or charges in connection with an issuance of bonos hipotecarios or any other asset-backed securities in which the underlying assets are not transferred to a third party), without recourse to the Borrower (other than in the case of breach of representation and other limited recourse customary in securitization transactions), an interest in accounts receivable or other present or future rights to payment and assets directly related thereto to a special purpose entity that (a) borrows against such accounts receivable, rights or assets, or (b) sells such accounts receivable, rights or assets to one or more third party purchasers.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Post-Default Rate” shall mean, a rate per annum which is equal to the sum of 2% per annum plus the Applicable Margin plus the rate determined by the Administrative Agent to be the cost of funding such overdue amount on an overnight basis in the London interbank market from the date of such non-payment until such amount is paid in full (as well after as before judgment).

“Process Agent” shall have the meaning set forth in Section 11.11(b) hereof.

“Process Agent Acceptance” shall mean a letter from the Process Agent to the Administrative Agent, in substantially the form of Exhibit H hereto.

“Property” of any Person shall mean any property or assets, or interest therein, of such Person.

“Rate Determination Notice” shall have the meaning set forth in Section 5.02 hereof.

“Reference Banks” shall mean Citibank, N.A., HSBC Bank plc and JPMorgan Chase Bank, N.A.

“Reference Page” shall mean the display or page on any service or services as may be nominated from time to time by the British Bankers' Association for the purpose of displaying London interbank offered rates for Dollar deposits.

“Register” shall have the meaning set forth in Section 11.06(c) hereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Requirement of Law” shall mean, as to any Person, any statute, law, treaty, rule or regulation or determination, order, writ, injunction, decree or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues, other than, for purposes of Section 5 hereof, any such determination, order, writ, injunction, decree or judgment relating specifically to a Lender solely as a result of non-compliance by such Lender with, or breach by such Lender of, a Requirement of Law applicable to such Lender.

“Sale-Leaseback Transaction” shall mean, with respect to any Person, any transaction in which such Person, directly or indirectly, becomes or remains liable as lessee or as a guarantor or other surety with respect to any lease, whether a Capital Lease Obligation or an operating lease obligation, of any Property (whether real, personal or mixed), whether then owned or thereafter acquired, (i) which such Person has sold or otherwise transferred or is to sell or transfer to any other Person or (ii) which such Person intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by such Person to any other Person in connection with such lease.

“Solvent” shall mean, in the case of any Person that is a financial institution under Colombian banking regulations, that such Person complies with the Technical Capital to Risk Weighted Assets Ratio imposed by the then applicable Colombian banking regulations.

“Subsidiary” of any Person shall mean any corporation or other entity more than 50% of the Voting Shares in which is owned or controlled, directly or indirectly, by such Person and/or any Subsidiary of such Person.

“Substitute Basis” shall have the meaning set forth in Section 5.02 hereof.

“Superintendencia Financiera” shall mean the Finance Superintendence of Colombia and any successor agency.

“Take-Out Debt” shall have the meaning set forth in Section 8.13 hereof.

“Target” shall mean BAC Credomatic GECF Inc., a British Virgin Islands business company.

“Taxes” shall mean any and all present or future income, value added, stamp, registration, excise, property, court or documentary and other taxes and levies, imposts, duties, deductions, charges or withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, imposed by any Governmental Authority.

“Technical Capital” shall mean, as of any date of determination, the technical capital (patrimonio técnico) of the Borrower, determined in accordance with Colombian banking regulations, computed as of the last day of the most recent fiscal quarter ended prior to such date of determination, as required to be reported to the Superintendencia Financiera.

“Technical Capital to Risk Weighted Assets Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of (i) Technical Capital to (ii) the aggregate amount of risk weighted assets of the Borrower, determined in accordance with Colombian banking regulations, computed as of the last day of the most recent fiscal quarter ended prior to such date of determination, as required to be reported to the Superintendencia Financiera.

“Voting Shares” shall mean, with respect to any Person, any class or classes of capital stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

SECTION 2. COMMITMENTS; PROCEEDS.

2.01 Loans.

(a) Each Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make one bridge loan to the Borrower (each, a “Loan”) during the Commitment Period in Dollars in a principal amount up to but not exceeding such Lender's Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding $1,000,000,000.

(b) The proceeds of the Loans shall be applied by the Borrower solely to make an equity contribution (the “Equity Contribution”) to its Subsidiary, Leasing Bogotá S.A. Panama, in accordance with all applicable Requirements of Law and any and all documents or instruments entered into in connection therewith, and the Borrower shall cause Leasing Bogotá S.A. Panama to use the proceeds of the Equity Contribution solely to pay a portion of the purchase price for the Acquisition.  Neither any Lender nor the Administrative Agent shall have any responsibility as to the use of any such proceeds.

2.02 Borrowing.  The Borrower shall give the Administrative Agent notice of the Borrowing in substantially the form of Exhibit B hereto (the “Notice of Borrowing”) as provided in Section 4.04 hereof.  Not later than 11:00 a.m. New York time on the Borrowing Date, subject to the terms and conditions of this Agreement,, each Lender shall remit the amount of the Loan to be made by it on such date, in immediately available funds, for the account of the Borrower, in accordance with instructions from the Borrower contained in the Notice of Borrowing.

2.03 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the pro rata account of the Lenders a commitment fee on the daily average unused amount of the Commitments, for each day during the Commitment Period, at a rate equal to 0.50% per annum, which accrued commitment fee shall be payable upon termination or expiry of the Commitments.

(b) The Borrower agrees to pay to the Administrative Agent and the Lead Arrangers fees in such amounts and at such times as have previously been agreed upon between the Borrower and the Administrative Agent and the Lead Arrangers.

(c) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then following the termination of such Lender’s Commitment pursuant to Section 2.06(b) hereof, the Borrower shall not be liable to pay any fees on the unused portion of the Commitment of such Defaulting Lender pursuant to this Section 2.03.

2.04 Several Obligations; Certain Remedies Independent.  The failure of any Lender to make the Loan to be made by it on the Borrowing Date shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date, and (except as otherwise provided in Section 4.05 hereof) no Lender shall have any obligation to the Administrative Agent or any other Lender for the failure by such Lender to make the

Loan required to be made by such Lender.  The amounts payable by the Borrower at any time hereunder and under the Notes to each Lender shall be a separate and independent debt, and each Lender, subject to Section 9 hereof, shall be entitled to protect and enforce its individual rights arising out of this Agreement and the Notes independently of any other Lender, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.

2.05 Notes.  The Loan by each Lender shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A hereto (each, a “Note”), dated the Borrowing Date, payable to such Lender in an amount equal to the principal amount of such Loan.

2.06 Reduction and Termination of Commitments.

(a) In addition to and without limitation of Section 9 hereof, the Commitment of each Lender shall terminate on the earliest to occur of (i) close of business on the last day of the Commitment Period and (ii) the Borrowing Date (immediately after giving effect to the Borrowing on such Date); provided that the foregoing shall not excuse a Defaulting Lender from liability for any failure to fund its Commitment that occurred prior to the date of the termination of such Defaulting Lender’s Commitment.

(b) At any time during which any Lender is a Defaulting Lender, the Borrower may terminate in full the Commitment of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent; provided further, that (i) concurrently with such termination, the aggregate Commitments shall be reduced by the Commitment of the Defaulting Lender; and (ii) concurrently with any subsequent payment of interest or fees to the Lenders with respect to any period before the termination of a Defaulting Lender’s Commitment, the Borrower shall pay to such Defaulting Lender its ratable share of such interest or fees, as applicable to the extent such Defaulting Lender was otherwise entitled thereto. The termination of a Defaulting Lender’s Commitment pursuant to this Section 2.06(b) shall not be deemed to be a waiver of any right that the Borrower, Administrative Agent or any other Lender may have against such Defaulting Lender.

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST.

3.01 Repayment.  The Borrower agrees to repay to the Administrative Agent for the pro rata account of the Lenders the full principal amount of the Loans in a single installment on the Final Maturity Date.  Amounts repaid may not be reborrowed.

3.02 Interest.

(a) The Borrower agrees to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of the Loan of such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to the LIBO Rate for each Interest Period plus the Applicable Margin.

(b) Notwithstanding the foregoing, upon the occurrence and during the continuance of any failure to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by the Borrower hereunder, the Borrower agrees, to the maximum extent permitted by applicable law, to pay to the Administrative Agent for the pro rata account of the Lenders interest at the Post-Default Rate on such overdue amount.

(c) Accrued interest on each Loan shall be payable (i) on the last day of each Interest Period applicable thereto and, in the case of any Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (ii) upon the payment or prepayment thereof (on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand.

(d) Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders and to the Borrower.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.03 Prepayments.

(a) The Borrower shall have the right to prepay the Loans in whole or in part at any time or from time to time, which prepayment shall in each case be made together with accrued and unpaid interest thereon and all other amounts payable under this Agreement (including without limitation Section 5.04 hereof) without premium or penalty (subject to Section 5.04 hereof), provided, that (i) the Borrower shall give the Administrative Agent notice of each prepayment under this Section 3.03 as provided in Section 4.04 hereof, (and, upon the date specified in any such notice, the amount to be prepaid shall become due and payable hereunder), and (ii) each partial prepayment shall be in the aggregate amount of $50,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) If there shall occur a Change in Control, the Borrower shall, not later than five (5) Business Days thereafter, prepay the Loans in full, such prepayment to be made together with accrued and unpaid interest thereon and all other amounts payable under this Agreement (including without limitation Section 5.04 hereof).

(c) On each date upon which the Borrower receives any cash proceeds from the incurrence in the capital markets or syndicated loan markets of any Indebtedness issued outside of Colombia or denominated in any currency other than Colombian pesos, the Borrower shall prepay the Loans with 100% of the cash proceeds (net of any customary underwriting, brokerage or arrangement commissions, transaction taxes and reasonable legal and other advisory fees and expenses associated therewith) thereof, which prepayment shall in each case be made together with accrued and unpaid interest thereon and all other amounts payable under this Agreement (including without limitation Section 5.04 hereof).

(d) Amounts prepaid may not be reborrowed.

SECTION 4. PAYMENTS, ETC.

4.01 Payments.

(a) Each payment of principal, interest and other amounts to be made by the Borrower under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent's Account not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) The Borrower shall, subject to Section 4.02 hereof, at the time of making each payment under this Agreement and the Notes for account of any Lender, specify to the Administrative Agent (which shall notify the intended recipient(s) thereof) the amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Majority Lenders, subject to Section 4.02 hereof, may determine to be appropriate).

(c) Each payment received by the Administrative Agent under this Agreement for the account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in the same funds as received, for the account of such Lender's Applicable Lending Office.

(d) If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment.  Except to the extent otherwise expressly provided herein, (a) the Loans shall be made, and any reduction of Commitments shall be made, pro rata according to the amounts of the Commitments; (b) each payment or prepayment of principal of the Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by them; and (c) each payment of interest on the Loans shall be made for the account of the Lenders pro rata in accordance with the respective amounts of interest on the Loans then due and payable to them.

4.03 Computations.  Interest on the Loans and the commitment fee shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04 Certain Notices.  The Notice of Borrowing and each notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 11:00 a.m. New York time on the date three (3) Business Days prior to the Borrowing Date or five (5) Business Days prior to the date of prepayment, as the case may be.  The Notice of Borrowing shall specify the amount to be borrowed and the Borrowing Date (which shall be a Business Day).  Each notice of optional prepayment shall specify (subject to Section 3.03 hereof) the amount to be prepaid and the date of prepayment (which shall be a Business Day).  The Administrative Agent shall promptly notify the Lenders of the contents of each such notice.

4.05 Non-Receipt of Funds by the Administrative Agent.  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date on which the Borrower is to make payment to the Administrative Agent for the account of one or more of the Lenders hereunder (any such payment being herein called the “Required Payment”) that the Borrower will not make the Required Payment, the Administrative Agent may assume that the Borrower is making the Required Payment available to the Administrative Agent and, in reliance upon such assumption, make available to the Lenders a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on such date, the Borrower shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the rate specified in Section 3.02(b) hereof, until such amount is made available to the Administrative Agent.  A certificate of the Administrative Agent submitted to the Borrower with respect to any amounts owing under this Section 4.05 shall be conclusive and binding for all purposes, absent manifest error.

4.06 Set-Off; Sharing of Payments.

(a) Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section 4.06 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.  If any such set-off is exercised by a Lender or any of its Affiliates at a time when an Event of Default has not occurred and is continuing, such Lender or its Affiliates, as applicable, shall promptly return the offset funds to the Borrower together with interest thereon accruing at the Federal Funds Rate for each day from and including the date such set-off is exercised to but excluding the date such funds are returned to the Borrower.

(b) If any Lender shall obtain payment of any principal of or interest on any Loan or payment of any other amount under this Agreement or the Notes through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a percentage of the principal of or interest on such Loan or such other amounts then due hereunder by the Borrower to such Lender in excess of its pro rata share thereof, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders.  To such end, all of the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored; provided, that if any Lender shall commence an action or proceeding in any court to collect the principal of or interest on the Loan held by, or any other amount owed to, such Lender, and as a result thereof shall receive a disproportionate payment (other than any such payment received by such Lender as a result of attachment of, or set-off, exercise of banker's lien or any other proceedings against, deposits or other Property held by such Lender), such Lender shall not be required to share any portion of such disproportionate payment with any other Lender which, having received notice from such first-mentioned Lender (through the Administrative Agent) of such action or proceeding, had the legal right to, but did not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding in any appropriate court to collect (as applicable) the principal of or interest on the Loan held by, or other such amount owed to, such other Lender.

(c) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

SECTION 5. YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) If, on or after the date hereof, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its Loan, its Note or its Commitment, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining its Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note, by an amount reasonably deemed by such Lender to be other than de minimis (other than Taxes, which shall be treated in accordance with Section 5.05 hereof), then from time to time, within ten (10) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, on or after the date hereof, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on capital of such Lender (or its direct or indirect parent) as a consequence of such Lender's obligations hereunder or its Loan to a level below that which such Lender (or its direct or indirect parent) could have achieved but for such adoption, change, request or directive, then from time to time, within ten (10) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its direct or indirect parent) for such reduction.

(c) Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01.  Before or promptly after giving any such notice pursuant to this subsection (c) such Lender shall use commercially reasonable efforts to designate a different Applicable Lending Office if such designation, in the sole and absolute judgment of such Lender, (x) will avoid the need for, or reduce the amount of, such compensation and (y) will not be disadvantageous to such Lender in any respect other than de minimis administrative costs associated with any such designation which will be reimbursed in full by the Borrower.  Such Lender shall furnish to the Borrower a certificate setting forth the basis and amount of each request for compensation pursuant to this Section 5.01, which certificate shall provide reasonable details as to the assumptions used in determining such amounts and the manner in which such amounts were calculated.  Determinations and allocations for purposes of this Section 5.01(c) of the effect of any change described in paragraph (a) or (b) of this Section 5.01 on such Lender's cost of maintaining its Loan, or on amounts receivable by such Lender in respect of its Loan, and the amounts required to compensate such Lender under this Section 5.01 shall be conclusive and binding for all purposes, absent manifest error, provided that such determinations and allocations are made on a basis reasonably consistent with such Lender's treatment of customers similar to the Borrower having generally similar provisions in their agreements with such Lender.

5.02 Substitute Basis.  If, on or prior to the first day of any Interest Period (each, an “Affected Interest Period”):

(a) the Administrative Agent determines that, by reason of circumstances affecting the London interbank Eurodollar market, the “LIBO Rate” cannot be determined pursuant to the definition thereof, or

(b) the Majority Lenders reasonably determine and notify the Administrative Agent that the relevant rates of interest referred to in the definition of “LIBO Rate” in Section 1.01 hereof upon the basis of which the rate of interest for Loans for such Affected Interest Period is to be determined will not be adequate to cover the cost to such Lenders of making or maintaining their Loans for such Affected Interest Period, then, and in any such event, the Administrative Agent shall give notice thereof (each, a “Rate Determination Notice”) to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given, during the thirty-day period following such Rate Determination Notice (the “Negotiation Period”) the Administrative Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis (having the written approval of the Majority Lenders) for the Loans which shall reflect the cost to the Lenders of funding their Loans from alternative sources (each, a “Substitute Basis”), and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of the LIBO Rate to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply.  If a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the Loans pursuant to Section 3.03 hereof; provided, however, that if the Borrower does not elect so to prepay, each Lender shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Lender of funding its Loan for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and such rate basis shall be binding upon the Borrower and such Lender and shall apply in lieu of the LIBO Rate for the relevant Interest Period.

5.03 Illegality.  Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain its Loan hereunder (and, in the opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) following which (a) such Lender's Commitment shall be suspended until such time as such Lender may again make and maintain its Loan hereunder and (b) if such Requirement of Law shall so mandate, such Lender's Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Requirement of Law; provided, however, that if it is lawful for such Lender to maintain its Loan through the last day of the current Interest Period, such payment shall be made on such date.

5.04 Compensation.  The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a) any prepayment of the Loan of such Lender for any reason on a date other than the last day of an Interest Period; or

(b) the failure by the Borrower for any reason (including, without limitation, the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to make the Borrowing on the date specified in the Notice of Borrowing given pursuant to Section 2.02 hereof, or to prepay any Loan in accordance with a notice of prepayment under Section 3.03 hereof.

Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 5.04, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

5.05 Taxes.

(a) All payments on account of the principal of and interest on the Loans and the Notes, fees and all other amounts payable hereunder by the Borrower to or for the account of the Administrative Agent or any Lender, including, without limitation, amounts payable under paragraph (b) of this Section 5.05, shall be made free and clear of and without reduction or liability for Taxes (other than Excluded Taxes).

(b) The Borrower shall indemnify the Administrative Agent and each Lender against, and reimburse them within five 5 Business Days following demand for, any Taxes (other than Excluded Taxes) paid at any time by the Administrative Agent or such Lender (as the case may be) and any documented loss, liability, claim or expense, including interest, penalties and legal fees, that the Administrative Agent or such Lender has incurred at any time arising out of or in connection with any failure of the Borrower to make any payment of Taxes (other than Excluded Taxes) when due.

(c) In the event that the Borrower, any Person making a payment hereunder on behalf of the Borrower or the Administrative Agent shall be required by any applicable Requirement of Law to deduct or withhold Taxes (other than Excluded Taxes) from any amounts payable on, under or in respect of this Agreement, the Loans or the Notes, the Borrower shall promptly pay the Person entitled to such amount such additional amounts as may be required, after the deduction or withholding of Taxes (other than Excluded Taxes), to enable such Person to receive from the Borrower on the due date thereof an amount equal to the full amount stated to be payable to such Person under this Agreement, the Loans and the other Loan Documents.

(d) The Borrower shall furnish to the Administrative Agent original or certified copies of official tax receipts in respect of each payment of Taxes (other than Excluded Taxes) required under this Section 5.05, as soon as practicable (and in any event no later than forty five (45) days) after the date such payment is made, and the Borrower shall promptly furnish to the Administrative Agent at its request or at the request of any Lender (through the Administrative Agent) any other information, documents and receipts that the Administrative Agent or such Lender may reasonably require to establish that full and timely payment has been made of all Taxes (other than Excluded Taxes) required to be paid under this Section 5.05.

(e) The Borrower agrees to pay, and indemnify and hold harmless the Administrative Agent and each Lender against, all present and future value added, stamp, court or documentary taxes and any other excise taxes, charges or similar levies and any related interest or penalties incidental thereto imposed by Colombia, or any jurisdiction from which any amount payable hereunder is made, or any municipality or other political subdivision or taxing authority thereof or therein which arises from any payment made by the Borrower hereunder or from the execution, delivery, enforcement or registration of the Loan Documents.

(f) If pursuant to this Section 5.05 the Borrower is required to pay to or for the account of any Lender any additional amounts in excess of such additional amounts payable on the date hereof, then such Lender shall use commercially reasonable efforts to change the jurisdiction of its Applicable Lending Office if, in the sole and absolute judgment of such Lender, such change (i) would eliminate or reduce any such excess additional amounts and (ii) would not otherwise be disadvantageous to such Lender in any respect other than de minimis administrative costs associated with such designation which shall be reimbursed in full by the Borrower.

(g) Upon the reasonable request of the Borrower, each Lender agrees (but only to the extent that such Lender is lawfully able to do so) to use commercially reasonable efforts to complete in good faith, execute and deliver to the Borrower such forms, certificates, documents, applications, declarations or returns (collectively, “Forms”) as are necessary to establish the extent to which any payments to such Lender are exempt from, or are entitled to a reduction of, withholding or deduction of any Taxes imposed by any Governmental Authority of Colombia (“Colombian Taxes”), provided that no Lender shall be under any obligation to provide any information to the Borrower which such Lender deems, in such Lender's judgment, to be confidential and unless (A) such Lender or the Administrative Agent is legally entitled to complete, execute and deliver such Forms, (B) the completion, execution and delivery of such Forms will not result, in the good faith, reasonable determination of such Lender or the Administrative Agent, in the imposition on such Lender or the Administrative Agent of (x) any additional legal or regulatory burden or (y) any additional documented, non-de minimis out-of-pocket costs, unless the Borrower has previously agreed in a writing satisfactory to such Lender or the

Administrative Agent, as applicable, to reimburse such Lender or the Administrative Agent, as applicable, for such costs, or (z) any other non-de minimis adverse consequences.  The Borrower shall not be obligated to pay to any Lender any amounts pursuant to this Section 5.05, including additional amounts described in subsection (c) above, in respect of Colombian Taxes that would not have arisen but for the failure of such Lender to comply with its obligations under this Section 5.05 in a reasonably timely fashion.

5.06 Replacement of Lenders.  If (i) any Lender requests compensation pursuant to Section 5.01 hereof or if the Borrower is obligated to make any payment to or on behalf of any Lender under Section 5.05 hereof, (ii) any Lender’s obligation to make or maintain its Loan hereunder shall be suspended pursuant to Section 5.03 hereof, or (iii) any Lender is a Defaulting Lender (any such Lender described in clauses (i), (ii) or (iii) being herein called a “Requesting Lender”), the Borrower, upon three (3) Business Days notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement to any bank or other financial institution (each, a “Proposed Lender”) identified by the Borrower that is satisfactory to the Administrative Agent (such determination by the Administrative Agent not to be unreasonably withheld or delayed) (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loan hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loan, together with interest thereon to the date of such purchase and all other amounts payable hereunder to such Requesting Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.04 hereof as if such Requesting Lender’s Loan were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 5.01 hereof or if the Borrower is obligated to make any payment to or on behalf of any Lender under Section 5.05 hereof, any corresponding compensation or payment to such Proposed Lender is lower than that of the Requesting Lender.  Subject to the provisions of Section 11.06 hereof, such Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of the Borrower hereunder the agreements of the Borrower contained in Sections 5.01, 5.05 and 11.03 hereof (without duplication of any payments made to such Requesting Lender by the Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 5.06 with respect to the time prior to such replacement.

SECTION 6. CONDITIONS PRECEDENT.

6.01 Conditions to Closing.  The effectiveness of Section 2.01(a) hereof shall be subject to the conditions precedent that (i) there shall not have occurred since December 31, 2009 any Material Adverse Change and (ii) the Administrative Agent shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:

(a) Loan Agreement.  This Agreement, duly executed and delivered by the Borrower and each of the other parties hereto.

(b) Officer’s Certificate.  A duly executed certificate of the Borrower, in substantially the form of Exhibit C hereto, verifying the authority, incumbency and specimen signatures of the persons who have executed the Loan Documents and any other documents in connection herewith on behalf of the Borrower and attaching true and correct copies of (i) the constitutive documents of the Borrower, (ii) resolutions of the Board of Directors of the Borrower authorizing the making and performance by it of the Loan Documents, (iii) all licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority, and of all third-party consents and approvals, necessary in connection with the making and performance by the Borrower of the Loan Documents and the transactions contemplated herein and therein and (iv) the Borrower’s consolidated audited financial statements for the fiscal year ended December 31, 2009 and the Borrower’s consolidated unaudited financial statements for the period ended September 30, 2010.

(c) Process Agent Acceptance.  A Process Agent Acceptance, duly executed and delivered by the Process Agent.

6.02 Additional Conditions to Borrowing.  The obligation of each Lender to make its Loan on the Borrowing Date is also subject to the following conditions precedent that (i) at least three (3) Business Days prior to the Borrowing Date, the Borrower shall have delivered to the Administrative Agent the Notice of Borrowing in accordance with Section 2.02 hereof, together with a true and correct copy of Exchange Form No. 6 (Registration of Foreign Indebtedness) in connection with the Loans, duly and timely filed and registered with Banco de la República de Colombia, (ii) on or prior to the Borrowing Date, the Borrower shall have delivered to the Administrative Agent a duly executed certificate of the Borrower, in substantially the form of Exhibit D hereto, (iii) on or prior to the Borrowing Date, the Borrower shall have delivered, for the account of such Lender (to the extent that it has requested the same), a duly executed Note payable to the order of such Lender in the principal amount of the Loan of such Lender, (iv) on or prior to the Borrowing Date, the Borrower shall have delivered to the Administrative Agent evidence, in form and substance satisfactory to the Lenders, of the receipt by the Borrower of at least 2,000,000,000,000 Colombian pesos in net proceeds from a debt issuance which is mandatorily convertible into equity of the Borrower, (v) on or prior to the Borrowing Date, the Administrative Agent shall have received payment by or on behalf of the Borrower of all documented fees and expenses of the Administrative Agent, the Lead Arrangers and the Lenders and of the expenses under Section 11.03 hereof (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the making of the Loans hereunder, and also including all stamp taxes or similar taxes in connection with the Loan Documents), in each case to the extent then due and payable, (vi) on or prior to the Borrowing Date, the Administrative Agent shall have received:

(A)           an opinion, dated as of the Borrowing Date, of Prieto & Carrizosa, special Colombian counsel to the Borrower, in substantially the form of Exhibit E hereto;

(B)           an opinion, dated as of the Borrowing Date, of Davis Polk & Wardwell LLP, special New York counsel to the Borrower, in substantially the form of Exhibit F hereto;

(C)           an opinion, dated as of the Borrowing Date, of Brigard & Urrutia, special Colombian counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent; and

(D)           an opinion, dated as of the Borrowing Date, of White & Case LLP, special New York counsel to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;

and (vii) both immediately prior to the making of such Loan and after giving effect thereto and to the intended use thereof:

(A) no Default shall have occurred and be continuing;

(B) the representations and warranties made by the Borrower in Section 7 hereof shall be true and correct in all material respects on and as of the Borrowing Date and immediately after giving effect to the application of the proceeds of the Borrowing with the same force and effect as if made on and as of such date (it being understood and agreed that any representation or warranty that is qualified as to “material,” “Material Adverse Effect” or similar language shall be true and correct in all respects, as so qualified, on such date); and

(C) there shall not have occurred since December 31, 2009 any Material Adverse Change.

The Notice of Borrowing delivered by the Borrower hereunder shall constitute a representation and warranty by the Borrower to the effect that the conditions set forth in this Section 6 shall have been fulfilled as of the Borrowing Date.

SECTION 7. REPRESENTATIONS AND WARRANTIES.  The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

7.01 Corporate Existence; Power and Authority; Compliance with Laws.  It (a) is a financial institution duly organized and validly existing under the laws of Colombia, (b) has all requisite corporate or other power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect, (d) has full power, authority and legal right to make and perform each of the Loan Documents and to borrow the Loans hereunder and to consummate the Equity Contribution, (e) is in material compliance with all applicable Requirement of Law and all Material

Agreements, and (f) has good title to all its assets, free and clear of any Liens except as expressly permitted by this Agreement.

7.02 Corporate and Governmental Authorizations; No Contravention; Binding and Enforceable Agreements; Use of Proceeds.  The making and performance by the Borrower of the Loan Documents and all other documents and instruments to be executed and delivered hereunder by the Borrower have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the constitutive documents of the Borrower, or (b) any applicable Requirement of Law as now in effect, or (c) any Material Agreement binding on or affecting the Borrower or any of its Property, and do not and will not result in the imposition of any Lien on any Property of the Borrower, except Liens created or arising under the Loan Documents.  All proceeds of the Loans will be used as set forth in Section 2.01(b) hereof.  No part of the proceeds of the Loans will be used for the purpose (whether immediate, incidental or ultimate) of buying or carrying any “margin stock” within the meaning of Regulation U (and no Indebtedness refinanced with the proceeds of the Loans will have been used to buy or carry any such “margin stock”).

7.03 Governmental and Other Approvals.  No license, consent, authorization or approval or other action by, or (except as provided for in Section 8.03 hereof) notice to or filing or registration with, any Governmental Authority, and no other third-party consent or approval, is necessary for the due execution, delivery and performance by the Borrower of the Loan Documents or for the legality, validity or enforceability thereof against the Borrower, except as furnished pursuant to Section 6.01(b) hereof, and there is no Requirement of Law that imposes material adverse conditions upon the credit facility contemplated hereby or upon the Equity Contribution.

7.04 Legal Effect.  Each of this Agreement and each Note has been duly executed and delivered by the Borrower and is, and each Note when duly executed and delivered by the Borrower for value will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

7.05 Financial Information; No Material Adverse Change.  (I) The balance sheet of the Borrower as of December 31, 2009, and the related statements of income and cash flows for the fiscal year ending on that date, reported on by KPMG, each of which has heretofore been furnished to the Lenders, fairly present in all material respects the financial condition of the Borrower as at said date and the results of its operations for the fiscal year ending on said date and (II) the unaudited balance sheet of the Borrower as of September 30, 2010, and the related unaudited statements of income and cash flows for the nine months ending on that date, each of which has heretofore been furnished to the Lenders, fairly present in all material respects the financial condition of the Borrower as at said date and the results of its operations for the portion of the fiscal year ending on said date, subject to normal year-end adjustments.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments), and the Borrower has no material contingent liabilities or unusual forward or long-term commitments not disclosed therein.  Since December 31, 2009, no Material Adverse Change has occurred.

7.06 Pari Passu Ranking of Debt.  The payment obligations of the Borrower hereunder are and will at all times be unconditional, unsecured and unsubordinated general obligations of the Borrower, and rank and will at all times rank at least pari passu with all other present and future unsecured Indebtedness of the Borrower.

7.07 No Material Litigation; Compliance with Environmental Laws.  There is no litigation, investigation or proceeding pending or, to the best of the Borrower's knowledge, threatened with respect to the Borrower by or before any Governmental Authority that (either individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 2 hereto.  The operations and Property of the Borrower comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

7.08 Commercial Activity; Absence of Immunity.  The Borrower is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the making and performance of the Loan Documents by the Borrower constitute private and commercial acts rather than public or governmental acts.  The Borrower is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set-off or proceeding, or the service of process in connection therewith, arising under the Loan Documents.

7.09 Payment of Taxes and Other Material Obligations.  There is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Colombia (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) either (a) on or by virtue of the execution or delivery of the Loan Documents or (b) on any payment to be made by the Borrower pursuant to the Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being organized under the laws of Colombia or by virtue of its having a permanent establishment in Colombia to which income under this Agreement and the Notes is attributable or its Applicable Lending Office being located in Colombia.  The Borrower has filed all tax returns required to be filed and paid all taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP.

7.10 Documentation in Proper Legal Form.  This Agreement is, and each Note when duly executed and delivered by the Borrower will be, in proper legal form under the laws of Colombia for the enforcement thereof against the Borrower under such law (other than for the official translations into Spanish and the requirements of the exequatur proceedings required under Colombian laws), and if this Agreement were stated to be governed by such law, it would constitute a legal, valid and binding obligation of the Borrower under such law, enforceable in accordance with its terms.  All formalities required in Colombia for the validity and enforceability of each of the Loan Documents have been accomplished (other than exchange control filings and reports solely relating to any disbursement of Loans hereunder), and no Colombian Taxes are required to be paid, and no notarization is required, for the validity and enforceability thereof.

7.11 Material Accuracy and Completeness of All Information Furnished.  The written information, reports, financial statements, exhibits and schedules heretofore provided to the Lenders in connection with this Agreement (other than any projections), taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect on the date as of which such information is stated or certified; and if any of such information, reports, financial statements, exhibits and schedules when taken as a whole shall become materially untrue or misleading, the Borrower shall promptly inform the Administrative Agent thereof.  All other written information furnished after the date hereof by the Borrower to the Administrative Agent and the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable assumptions, on the date as of which such information is stated or certified.  There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished by the Borrower to the Lenders for use in connection with the transactions contemplated hereby.

7.12 Existence, Incorporation, Etc., of Subsidiaries.  Schedule 3 hereto is a complete and correct list of all Subsidiaries of the Borrower as of the date hereof, each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 3, and the percentage ownership by the Borrower of each such Subsidiary is as shown in said Schedule 3.

7.13 Disclosure of Liens.  None of the property of the Borrower is subject to any Liens except Permitted Liens and Liens permitted under Section 8.08 hereof.

7.14 Disclosure of Material Agreements.  Schedule 4 hereto is a complete and correct list of each Material Agreement of the Borrower existing on the date hereof.

7.15 Not an Investment Company.  The Borrower is a “bank” under the laws of Colombia and is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

7.16 Solvency; No Default.  The Borrower is and, immediately after giving effect to the Borrowing and the Equity Contribution will be, Solvent, and no Event of Default has occurred and is continuing.

7.17 Validity of Documentation Related to the Acquisition.  The Acquisition Documents are in full force and effect and the terms and conditions thereof have not been and will not be modified by any of the parties thereto prior to the execution thereof in any respect that is materially adverse to the Lenders without the Lenders’ prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 8. COVENANTS OF THE BORROWER.  The Borrower covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder and under the other Loan Documents:

8.01 Maintenance of Corporate Existence, Etc.  The Borrower will, and will cause, to the extent required or permitted by applicable Requirements of Law, each of its Subsidiaries to (provided that, in the case of clauses (a) and (b) below, such action shall be in the best interest of the respective Subsidiary and not trigger any parent liability under Colombian applicable Requirements of Law), (a) preserve and maintain its corporate existence, (b) preserve and maintain all of its material rights, privileges, licenses and franchises, including without limitation all tradenames, patents and other intellectual property necessary for its business, except to the extent the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect, (c) maintain appropriate and accurate books and records, (d) permit representatives of any Lender or the Administrative Agent, during normal business hours, at their own cost and expense (provided, that if an Event of Default has occurred and is continuing the Borrower shall indemnify each Lender and the Administrative Agent for such costs and expenses) and following reasonable notice (provided, that if an Event of Default has occurred and is continuing, no such notice shall be required), to examine and make extracts from its books and records, to inspect any of its Property, and to discuss its business and affairs with its officers and accountants, to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be) at all times subject to Section 11.19 hereof.

8.02 Compliance with Law; Maintenance of Property and Insurance.  The Borrower will (a) comply in all material respects with the requirements of all applicable Requirement of Law and orders (including without limitation all banking laws, foreign exchange laws, and regulations and all Environmental Laws, as well as all applicable anti-money laundering laws and regulations) of Governmental Authorities and all Material Agreements, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings and for which adequate reserves have been made if required in accordance with GAAP, (b) timely file all required tax returns and pay and discharge at or before maturity all of its material obligations (including without limitation tax liabilities, except where the same are contested in good faith and by appropriate proceedings and against which adequate reserves are being maintained to the extent required by GAAP and where the failure to pay or discharge such obligations or liabilities would not reasonably be expected to have a Material Adverse Effect), (c) maintain all of its material Property used or useful in its business in good working order and condition, ordinary wear and tear excepted, and (d) maintain insurance in respect of its Property and businesses against loss and damage of the kinds and in the amounts customary in the industry in which the Borrower operates.

8.03 Maintenance of Governmental Authorizations.  The Borrower will promptly from time to time obtain and maintain in full force and effect all licenses, consents, authorizations and approvals of, and give all notices and make all filings and registrations with, any Governmental Authority necessary under the laws of Colombia for the making and performance by it of this Agreement and the Notes and the consummation of the Equity Contribution and the Acquisition, except where failure to do so does not have a Material Adverse Effect.  Without limiting the foregoing, the Borrower will, in accordance with applicable Colombian foreign exchange regulations, not later than fifteen (15) Business Days following the Borrowing Date, inform the Banco de la República de Colombia of the disbursement of the Loans by duly completing and filing Form No. 3A (Notice of offshore disbursements and payments relating to foreign indebtedness), and promptly provide to the Administrative Agent evidence thereof.

8.04 Provision of Financial Statements, Etc.  The Borrower will provide to the Administrative Agent for distribution to the Lenders:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, enough copies for each Lender of the balance sheet of the Borrower as at the end of such fiscal year and the related statements of income and cash flows of the Borrower for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in conformity with GAAP, with the unqualified opinion thereon of KPMG or such other independent public accountants of recognized international standing reasonably acceptable to the Majority Lenders;

(b) as soon as available and in any event within sixty (60) days after the end of the first three quarters of each fiscal year of the Borrower, enough copies for each Lender of an unaudited balance sheet of the Borrower as at the end of each such fiscal quarter and the related statements of income and cash flow of the Borrower for such quarter and for the period from the beginning of the then current fiscal year to the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter in the previous fiscal year, all certified as to fairness of presentation and conformity with GAAP by a senior financial officer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, and at any other time requested by the Administrative Agent, a certificate of a senior financial officer of the Borrower (each, a “Compliance Certificate”) (x) certifying that either no Default has occurred and is continuing or, if any Default has occurred and is continuing, setting forth in reasonable detail the nature and extent thereof and the action which the Borrower is taking or proposes to take with respect thereto and (y) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 8.14 hereof on the date of such financial statements;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (x) as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (y) confirming the calculations set forth in the annual Compliance Certificate delivered simultaneously therewith pursuant to clause (c)(y) above;

(e) promptly upon the occurrence of any Default, a certificate of a senior financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the commencement of, or any material adverse development in, any litigation or proceeding against the Borrower that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail; and

(g) from time to time such additional information regarding the financial position or business of the Borrower as requested by the Administrative Agent (at the reasonable request of any Lender).

8.05 Maintenance of Pari Passu Ranking; Use of Proceeds.  The Borrower will ensure that (a) the payment obligations of the Borrower under this Agreement and the Notes will at all times constitute unconditional, unsubordinated and unsecured general obligations of the Borrower ranking at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower and (b) all proceeds of the Loans will be used as set forth in Section 2.01(b) hereof.

8.06 Limitation on Transactions with Affiliates.  Without prejudice to anything expressly permitted under this Agreement, the Borrower will not directly or indirectly enter into any transaction with an Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon commercially reasonable terms that are no less favorable to it than those which might be obtained in a comparable arm's-length transaction at the time from a Person which is not such an Affiliate.

8.07 Limitation on Changes in Lines of Business.  The Borrower will not make any material change in the nature or conduct of the business of the Borrower as conducted on the date hereof and as contemplated by the Acquisition.  Without prejudice to the foregoing, the Borrower will not, without the prior written consent of the Majority Lenders, request the Superintendencia Financiera or any other Governmental Authority of Colombia the authorization to put in place a progressive program for ending a portion of its operations.

8.08 Negative Pledge.  The Borrower will not create, assume or suffer to exist any Lien on its Property, whether now owned or hereafter acquired by it, except:

(a) Permitted Liens;

(b) Liens in existence on the date hereof, and any renewal or extension of any such Lien which is limited to the original Property covered thereby and which secures exclusively any renewal or extension of the original secured financing;

(c) Liens upon any Property acquired after the date hereof to secure the purchase price of such Property, and any renewal or extension of any such Lien which is limited to the original Property covered thereby and which secures exclusively any renewal or extension of the original secured financing;

(d) any Lien existing on any Property acquired after the date hereof at the time of its acquisition by the Borrower (and not created in anticipation of such acquisition), if permitted by applicable Requirement of Law, provided that such Lien shall not apply to any other Property of the Borrower;

(e) any Lien on Property owned by Persons other than the Borrower and acquired (or deemed to be acquired) under a financial lease in respect of which the Borrower is the lessee, or claims arising from the use or loss of or damage to such Property; provided that any such Lien secures only rentals and other amounts payable under such lease and such Property was not owned by the Borrower at any time prior to becoming subject to such lease;

(f) any Lien or right of setoff arising pursuant to any standard form account agreement for deposits and similar accounts with banks and financial institutions;

(g) Liens arising in connection with Permitted Securitizations covering Property of the Borrower having an aggregate fair market value not exceeding an amount equal to 2% of the total assets of the Borrower (determined in accordance with GAAP as of the last day of the fiscal quarter of the Borrower ending on or immediately prior to the date of determination);

(h) any Lien on Property of the Borrower arising in connection with treasury operations (operaciones de tesorería) or Hedge Agreements, in each case entered into by the Borrower in the ordinary course of business; and

(i) Liens created by operation of the risk prevention and mitigation rules required by the local clearing and settlement processes of Small Value Payment Systems (“Sistemas de Pago de Bajo Valor”), as approved by the Superintendencia Financiera pursuant to Decree 1400 of 2005, as replaced or amended from time to time.

8.09 Limitation on Mergers, Consolidations.  The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell or otherwise transfer all or substantially all of its Property to any other Person or Persons, whether in one transaction or in a series of related transactions; provided, that the Borrower may merge or consolidate with another Person if (i) the Borrower is the surviving Person, (ii) no Change in Control results and (iii) after giving effect thereto no Default has occurred and is continuing.

8.10 Limitation on Sale-Leaseback Transactions.  The Borrower will not enter into any Sale-Leaseback Transactions.

8.11 Limitation on Indebtedness.  The Borrower will not create, assume, incur or suffer to exist, any Indebtedness, except for Indebtedness:

(a) under this Agreement and the other Loan Documents or any Indebtedness all of the net proceeds of which are used to repay Indebtedness hereunder and under the other Loan Documents;

(b) outstanding as of the date hereof and reflected in (i) the financial statements referred to in Section 7.05 hereof or (ii) Schedule 5;

(c) arising in the ordinary course of the Borrower's banking business including, without limitation, (A) any deposits with or funds collected by it (but not funds borrowed or raised by it), (B) any check, note, certificate of deposit, draft or bill of exchange or similar instrument, issued, accepted or endorsed by it in the ordinary course of its banking business, (C) any transaction in which the Borrower acts solely in a fiduciary or agency capacity, (D) any banker's acceptance, (E) any agreement, made by the Borrower in the ordinary course of its banking business, to purchase or repurchase securities or loans or currency or to participate in loans and all activities in connection therewith, (F) letters of credit, avales and fianzas to the extent they are issued by the Borrower in the ordinary course of its banking business, (G) transactions as a dealer in the securities markets, (H) the use or renewal of short-term bilateral credit lines for trade and working capital purposes maintained with international correspondent banks and (I) the issuance of senior or subordinated bonds in the capital markets of Colombia, but only to the extent that such subordinated bonds can be treated as Tier 2 capital of the Borrower under applicable regulations of the Superintendencia Financiera;

(d) under Hedge Agreements (including, without limitation, foreign currency exchange agreements) under any interest rate swap, forward rate option, interest rate option or any other similar transaction (including any option to enter into any of the foregoing and any combination of the foregoing) incurred by the Borrower in the ordinary course of business; and

(e) (x) arising in connection with the acquisition of Property as permitted under applicable Colombian Requirements of Law or (y) that is unsecured and not otherwise permitted under this Section 8.11, provided that (i) the aggregate principal amount of any Indebtedness incurred under this clause (e) shall not exceed 10% of Technical Capital at any time and (ii) no Default shall have occurred and be continuing immediately after the incurrence of such Indebtedness or shall result therefrom.

8.12 Consummation of Acquisition.  The Borrower will (a) cause Leasing Bogotá S.A. Panama to (a) consummate the acquisition of 100% of the shares of capital stock of the Target (the “Acquisition”) in accordance with all applicable Requirements of Law and all documentation entered into in connection therewith (collectively, the “Acquisition Documents”), (b) within thirty (30) days after the date hereof, deliver to the Administrative Agent documentation, in form and substance reasonably satisfactory to the Lenders, from the firm of independent public accountants which audits the Borrower’s annual financial statements confirming the consummation of the Acquisition and (c) within thirty (30) days after the date hereof, deliver to the Administrative Agent an opinion, in form and substance reasonably satisfactory to the Lenders, addressed to the Administrative Agent and the Lenders from special Panamanian counsel reasonably satisfactory to the Lenders.

8.13 Consummation of Take-Out Financing.  The Borrower intends to effectuate an offering and sale of debt securities or arrangement of a credit agreement, (the “Take-Out Debt”), for the purpose of refinancing the principal amount of the Loans and paying interest accrued thereon and all fees, expenses, commissions and other amounts payable by the Borrower under the Loan Documents.  Consequently, on or before March 31, 2011, the Borrower shall develop a timetable in connection with the Take-Out Debt, which will include, without limitation, the following:

(i) the preparation of a prospectus or confidential information memorandum, private placement memorandum, offering memorandum, prospectus, commitment letter or credit agreement, as applicable, with respect to the Take-Out Debt;

(ii) if reasonably requested by the underwriters or arrangers of the Take-Out Debt, a schedule for the Take-Out Debt to be rated with any applicable local and international rating agencies;

(iii) the preparation of customary underwriting agreements, purchase agreements or credit agreements, as applicable, to reflect the terms of the offering of the Take-Out Debt; and

(iv) a schedule of presentations in the United States regarding the business and prospects of the relevant issuer or borrower at a meeting or meetings of prospective investors or lenders, as applicable.

The Borrower shall use commercially reasonable efforts to consummate the incurrence of the Take-Out Debt in order to repay all obligations outstanding under this Agreement and the other Loan Documents, in a manner not materially inconsistent with any such timetable (as such timetable may be adjusted from time to time in light of certain events or circumstances), subject to market conditions and the Borrower’s right to decline to proceed with any offering of the Take-Out Debt if the Borrower determines that such transaction is not in the best interests of the Borrower.

8.14 Technical Capital to Risk Weighted Assets Ratio.  The Borrower will cause the Technical Capital to Risk Weighted Assets Ratio at all times to be at least 9.0%.

SECTION 9. EVENTS OF DEFAULT.  If one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) The Borrower shall (i) fail to pay when due, whether at stated maturity, by mandatory prepayment or otherwise, any principal of any Loan, (ii) shall fail to pay within three (3) Business Days of the due date any interest payable hereunder or (iii) shall fail to pay within ten (10) Business Days of the due date any other amount whatsoever payable hereunder or under any other Loan Document; or

(b) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by the Borrower, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been untrue in any material respect as of the time made or deemed made or furnished; or

(c) The Borrower shall fail to perform or observe any of its obligations under Sections 2.01(b), 8.01(a), 8.03, 8.04, 8.05, 8.06, 8.07, 8.08, 8.09, 8.10, 8.11, 8.12 or 8.14 hereof, or shall fail to perform any of its other obligations under this Agreement (other than as referred to in clause (a) above) if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower shall default in the payment (whether at stated maturity or at mandatory or optional prepayment or otherwise) of any principal of or interest on any Indebtedness (other than under this Agreement and the other Loan Documents) in an amount exceeding in the aggregate $20,000,000 (or the equivalent thereof in any other currency) and such default shall continue beyond any applicable grace period set forth in the agreements or instruments evidencing or relating to such Indebtedness, or any default or event of default shall occur under any agreement or instrument evidencing or relating to such Indebtedness if the effect thereof is to accelerate the maturity thereof, or to permit the holder or holders of such Indebtedness, or an agent or trustee on its or their behalf, to accelerate the maturity thereof, or to require the mandatory prepayment or redemption thereof; or

(e) The Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any other Requirement of Law relating to bankruptcy, insolvency, reorganization, suspension of payments, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts or (iv) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in this subsection (f); or

(g) A proceeding or case shall be commenced against the Borrower, without its application or consent, (x) seeking (i) its reorganization, liquidation, dissolution, arrangement or winding up, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of it or of all or any substantial part of its Property or (iii) similar relief in respect of it under any Requirement of Law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment or debts, or (y) by the Superintendencia Financiera or any other Governmental Authority of Colombia seeking the adoption of one or more measures for the protection of the public confidence (medidas de salvamento y protección de la confianza pública) provided for under Colombian law, and in each case such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or

(h) A judgment is or judgments are rendered against the Borrower in an amount exceeding in the aggregate $50,000,000 (or the equivalent thereof in any other currency) and shall remain unsatisfied, undischarged and in effect without a stay of execution for a period of thirty (30) consecutive days from the date the amount of such judgment (or, in the case of two or more judgments, the amount of the judgment which, when added to the aggregate amount of all prior judgments, exceeds $50,000,000 (or the equivalent thereof in any other currency)) is required to be paid, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against assets thereof; or

(i) Any license, consent, authorization, registration or approval at any time necessary to enable the Borrower to comply with any of its obligations under the Loan Documents shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial, in the opinion of the Majority Lenders, to the interests of the Lenders hereunder, and such revocation, withdrawal, withholding, modification or amendment continues for a period of thirty (30) or more consecutive days; or

(j) (i) Any Governmental Authority of Colombia shall impose exchange controls affecting the making of payments in Dollars in respect of Indebtedness of the type of the Loans (unless exempting the Loans); or (ii) any Governmental Authority of Colombia shall take any action to condemn, seize, nationalize or appropriate any substantial portion of the Property of the Borrower (with or without the payment of compensation), if such action referred to in this clause (ii) results in a Material Adverse Effect; or (iii) any action is taken by a Governmental Authority of Colombia, including without limitation the declaration of a moratorium on payment of any Indebtedness, that has an adverse effect on (w) the likelihood of repayment of the Loans, (x) the schedule of payments of the Borrower hereunder or under the Notes, (y) the currency in which the Borrower may pay its obligations or (z) the availability of Dollars or any other foreign currency; or (iv) the Borrower shall voluntarily or involuntarily participate or take any action to participate in any facility or exercise involving the rescheduling of its debts or the alteration of the currency in which it may pay its obligations; or

(k) Any of the Loan Documents becomes unenforceable or the performance of the obligations of the Borrower thereunder becomes illegal, or the Borrower shall deny in writing any of its obligations under this Agreement or any other Loan Document;

THEREUPON: in any such event, (1) the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and/or (2) the Administrative Agent shall, upon request of the Majority Lenders, by notice to the Borrower, declare the principal then outstanding of, and the accrued interest on, the Loans and the Notes and all other amounts payable by the Borrower hereunder (including, without limitation, any amounts payable under Section 5.04 hereof) and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the case of an Event of Default of the kinds referred to in clauses (e), (f) or (g) with respect to the Borrower, the Commitments shall automatically terminate and the Loans and such other amounts shall automatically become due and payable, without any further action by any party.

SECTION 10. THE ADMINISTRATIVE AGENT.

10.01 Appointment, Powers and Immunities.  Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  The Administrative Agent (which term as used in this sentence and in Section 10.05 hereof and the first sentence of Section 10.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents):

(a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or the other Loan Documents be a trustee or fiduciary for any party hereto;

(b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder;

(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder (and shall not commence an action or proceeding on behalf of any Lender without obtaining the consent of such Lender thereto); and

(d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct (except for the gross negligence or willful misconduct) of or for the supervision of any such agents or attorneys-in-fact selected by it in good faith.

10.02 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to conclusively rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, email, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed, made or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel and other experts selected by the Administrative Agent, as the case may be.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.03 Defaults.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than a failure to make a payment of principal of or interest on the Loans) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives a notice of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 10.07 hereof) take such action with respect to any such Default as shall be directed by the Majority Lenders, provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders.

10.04 Rights as a Lender.  With respect to its Commitment and the Loan made by it, HSBC Bank USA, National Association (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  HSBC Bank USA, National Association (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as the Administrative Agent, and HSBC Bank USA, National Association (and any such successor) and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 hereof, but without limiting the obligations of the Borrower under said Section 11.03) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including without limitation legal fees and expenses) that may be imposed on, incurred by or asserted against the Administrative Agent arising out of or by reason of any investigation in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 11.03 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.  The obligations of the Lenders under this Section 10.05 shall survive the termination of this Agreement, the repayment of the Loans and the resignation or removal of the Administrative Agent.

10.06 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its own analysis of the Equity Contribution and the Acquisition and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the Notes.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement and the Notes or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower that may come into the possession of the Administrative Agent or any of its affiliates.

10.07 Failure to Act.  Except for action expressly required of the Administrative Agent hereunder or under any other Loan Document, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders at no cost to the Borrower other than the payment of the fees of any successor Administrative Agent.  Upon any such resignation or removal, the Majority Lenders, in consultation with the Borrower, shall have the right to appoint a successor Administrative Agent, which shall be a bank that has an office in New York, New York or London, England.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank that has an office in New York, New York or London, England and that has a combined capital and surplus of at least $500,000,000.  Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and shall notify the Lenders and the Borrower thereof, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Notwithstanding the foregoing, no removal of the Administrative Agent shall be effective until all amounts then due and owing to the removed Administrative Agent shall be paid in full.  After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09 The Lead Arrangers.  The Lead Arrangers, in their capacity as such, shall not have any obligations or liabilities hereunder.

SECTION 11. MISCELLANEOUS.

11.01 Waiver.  No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices.

(a) Subject to the provisions of clauses (b), (c) and (d) below, all notices, requests, instructions, directions and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) delivered, if to the Borrower, to its address specified on the signature pages hereto, if to the Administrative Agent, to its address specified on Schedule 1 hereto, or if to any Lender, to its “Address for Notices” specified opposite its name on Schedule 1 hereto; or, as to any party, at such other address as shall be designated by such party in a notice to the Administrative Agent and the Borrower.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.  All such communications to the Administrative Agent provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement or the other Loan Documents prior to the scheduled date therefor, (ii) provides notice of any Default or Event of Default under this Agreement or the other Loan Documents or (iii) is required to be delivered to satisfy any condition precedent to the occurrence of the Closing Date (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to us.cmb.agency.5@us.hsbc.com (or such other address or addresses as may be from time to time notified by the Administrative Agent).  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified herein but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL ANY INDEMNIFIED PARTY HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR

OTHERWISE) ARISING OUT OF THE BORROWER'S OR ANY INDEMNIFIED PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes hereof.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes hereof.  Each Lender agrees (i) to provide to the Administrative Agent in writing (including by electronic communication), promptly after the date of this Agreement or the other Loan Documents, an e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto in any other manner specified herein.

11.03 Expenses, Etc.

(a) The Borrower agrees to pay or reimburse (i) the Administrative Agent, subject to such limitations as have heretofore been agreed between the Borrower and the Lead Arrangers, for all of its reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees and expenses of White & Case LLP, special New York counsel to the Administrative Agent, and Brigard & Urrutia, special Colombian counsel to the Administrative Agent, and printing, reproduction, document delivery, communication and travel costs) in connection with (y) the syndication, negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and each of the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any bankruptcy or insolvency proceedings.

(b) The Borrower hereby indemnifies each Indemnified Party from and against, and agrees to hold them harmless against, any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, and reasonable and documented costs and expenses (including, without limitation, the reasonable and documented fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party(including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or any of the other Loan Documents, the Equity Contribution or the Acquisition or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loans, provided that the foregoing indemnity will not, as to any Indemnified Party, apply to any such claim, damage, loss, liability, obligation, penalty, action, judgment, suit, cost or expense to the extent that it is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence, bad faith or willful misconduct (including, without limitation, as a result of a material breach in bad faith by such Indemnified Party of its express contractual obligations under this Agreement).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, an Indemnified Party, any of their respective directors, security holders or creditors or any other Person, or an Indemnified Party is otherwise a party thereto and whether or not any of the conditions precedent set forth in Section 6 hereof are satisfied or the other transactions contemplated hereby are consummated.  The Borrower also agrees not to assert, and hereby irrevocably waives, any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

11.04 Amendments, Etc.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided, that (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders (i) increase or extend the term of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the terms of this Section 11.04, or (vi) modify the definition of the term “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof and (b) any modification or supplement of Section 10 hereof, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent.

11.05 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.06 Assignments and Participations.

(a) The Borrower may not assign any of its rights or obligations hereunder without the prior written consent of all of the Lenders and the Administrative Agent.

(b) Each Lender may assign its Loans or any portion thereof; provided, that:

(i) any such partial assignment (other than to another Lender) shall be in an amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(ii) each such assignment shall be effected by an agreement in substantially the form of Exhibit G hereto;

(iii) each such assignee shall be an Eligible Assignee; and

(iv) each such assignment (other than to another Lender or an Affiliate of any Lender) shall be subject to the Borrower’s prior approval (which shall not be unreasonably withheld or delayed, it being understood and agreed that if the Borrower shall not respond to any request for its approval under this clause (iv) within three (3) Business Days after the Borrower’s receipt of such request, such approval shall be deemed granted by the Borrower), unless at the time of such assignment a Default shall have occurred and be continuing.

Upon execution and delivery by the assignor and the assignee to the Borrower and the Administrative Agent of such Notice of Assignment, and upon consent thereto to the extent required above and recording of the same in the Register in accordance with Section 11.06(c) hereof, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the Loan (or portion thereof) assigned to it and specified in such Notice of Assignment (in addition to the Loan, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from any obligations hereunder or under the other Loan Documents in connection with the Loan (or portion thereof) so assigned (and if so requested by the assignor and the assignee the Borrower will issue and deliver to the assignor and the assignee new Notes reflecting such assignment).  Upon its receipt of a Notice of Assignment executed by an assigning Lender and an assignee together with (except in the case of an assignment by a Lender to an Affiliate of such Lender) payment by the assignee to the Administrative Agent of an assignment fee of $5,000, the Administrative Agent shall (i) promptly accept such Notice of Assignment and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register (as hereinafter defined).

(c) The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.06(c), to maintain, at the address of the Administrative Agent referred to in Section 11.02(a) hereof, a copy of each Notice of Assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amounts of the Loans owing to each Lender from time to time.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  The Administrative Agent may deem and treat each Person whose name is recorded in the Register as the owner of a Loan or other obligations hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  The Borrower agrees to indemnify the Administrative Agent from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, and reasonable and documented costs and expenses (including, without limitation, the reasonable and documented fees and disbursements of counsel), that may be incurred by or asserted or awarded against the Administrative Agent in performing its duties under this Section 11.06(c).

(d) A Lender may, in accordance with applicable Requirement of Law, sell or agree to sell to one or more other Persons (each, a “Participant”) a participation in all or any part of the Loan held by it, or in its Commitment, provided, that such Participant shall not have any rights or obligations under this Agreement (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant).  All amounts payable by the Borrower to any Lender under Section 5 hereof in respect of the Loan held by it, and its Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in its Loan and Commitment, and as if such Lender were funding its Loan and Commitment in the same way that it is funding the portion of such Loan and Commitment in which no participations have been sold.  In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest.

(e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.06, any Lender may (without notice to or consent of the Borrower, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loan and Note to any Federal Reserve Lender as security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender.  No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Subject to Section 11.19 hereof, a Lender may furnish any information concerning the Borrower obtained by such Lender hereunder from time to time to assignees and participants (including prospective assignees and participants).

(g) If, as the result of any assignment of all or a portion of the Loans of any Lender, or a change in such Lender’s Applicable Lending Office, the Borrower shall be required to make payments under Section 5 hereof greater than the payments that the Borrower would have been required to make under said Section if such assignment or change in Applicable Lending Office had not occurred, the Borrower shall not be obligated to make any such greater payments unless (i) such greater payments result from a change in an applicable Requirement of Law occurring after the date of such assignment or change in Applicable Lending Office or (ii) the Borrower consents in writing to make such greater payments at or prior to the time of such assignment or change in Applicable Lending Office.

11.07 Survival.  The obligations of the Borrower under Sections 5.01, 5.04, 5.05, 11.03 and 11.06(c) hereof, and the obligations of the Lenders under Section 10.05 hereof, shall survive the repayment of the Loans and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitment or Loan hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder.  In addition, each representation and warranty made, or deemed to be made by a notice of any Loan, herein or pursuant hereto shall survive the making of such representation and warranty.

11.08 Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.09 Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  A set of the copies of this Agreement signed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

11.10 Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

11.11 Jurisdiction, Service of Process and Venue.

(a) Each of the parties hereto agrees that any suit, action or proceeding with respect to this Agreement or the Notes or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and in the courts of its own corporate domicile, in respect of actions brought against it as a defendant, and irrevocably submits to the jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.

(b) The Borrower hereby irrevocably appoints CT Corporation System (together with any successor in such capacity, the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its Property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and the Borrower and agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable Requirements of Law, the enforcement of any judgment based thereon.

(c) Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or any Lender to serve any such process or summonses in any other manner permitted by applicable Requirements of Law.

(d) The Borrower hereby irrevocably waives to the fullest extent permitted by any applicable Requirements of Law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and hereby further irrevocably waives to the fullest extent permitted by any applicable Requirements of Law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to which it may be entitled on account of place of residence or domicile.  A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which the Borrower is or may be subject, by suit upon judgment.

11.12 Waiver of Jury Trial.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY AND ALL RIGHT TO TRIAL BY .JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.13 Waiver of Immunity.  To the extent that the Borrower may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

11.14 Judgment Currency.  This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of the Borrower under this Agreement and the Notes to each Lender or the Administrative Agent (in this Section 1l.14 called an “Entitled Person”) to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase, and transfer to New York City, Dollars in the amount originally due to such Entitled Person with the judgment currency.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 11.14 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at New York, New York with the judgment currency on the Business Day next preceding the day on which such judgment is rendered.  The Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay each Entitled Person on demand in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.

11.15 Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof.

11.16 Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable Requirements of Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

11.17 No Fiduciary Relationship.  The Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the Notes, and the relationship between each Lender and the Borrower is solely that of creditor and debtor.  This Agreement does not create a joint venture among the parties.

11.18 USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (in this Section 11.18 called the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

11.19 Confidentiality.  Neither the Administrative Agent nor any Lender shall, without the consent of the Borrower in each instance, such consent to be given or withheld in the sole discretion of the Borrower, disclose any Confidential Information to any Person other than (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by any Requirement of Law or compulsory legal process (in which case the Administrative Agent or such Lender agrees, to the extent reasonably practicable under the circumstances and permitted under applicable Requirements of Law, to inform the Borrower promptly thereof prior to disclosure and to deliver only the information required thereto), (b) upon the request or demand of any regulatory authority having jurisdiction over the Administrative Agent, such Lender or its respective Affiliates (in which case the Administrative Agent or such Lender agrees, to the extent reasonably practicable under the circumstances and permitted under applicable Requirements of Law, to inform the Borrower promptly thereof prior to disclosure and to deliver only the information required thereto), (c) to the extent that such information becomes publicly available other than by reason of disclosure by the Administrative Agent or such Lender in violation of this Section 11.19, (d) to the Administrative Agent or any Affiliates of the Lender and to its and their respective officers, directors, employees, legal counsel, independent auditors and other experts, advisors or agents who are informed of the confidential nature of such information, (e) subject to an agreement containing provisions substantially the same as those of this Section 11.19, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (f) for purposes of establishing a “due diligence” defense.

[END OF AGREEMENT; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address: Banco de Bogotá S.A. Dirección General Calle 36 No. 7-47 Piso. 13 Bogotá, Colombia Attention: Germán Salazar Castro Telephone: 57 + 1 + 3383405 Facsimile: 57 + 1 + 3383308	BANCO DE BOGOTÁ S.A., as Borrower By: /s/ Alejandro Figueroa Jaramillo Name: Alejandro Figueroa Jaramillo Title: President

[Signature page to the Senior Bridge Loan Agreement, dated as of December 1, 2010, among Banco de Bogotá S.A., as Borrower, various financial institutions, as Lenders, and HSBC Bank USA, National Association, as Administrative Agent]

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Ricardo Rubio
Name: Ricardo Rubio
Title: Managing Director

[Signature page to the Senior Bridge Loan Agreement, dated as of December 1, 2010, among Banco de Bogotá S.A., as Borrower, various financial institutions, as Lenders, and HSBC Bank USA, National Association, as Administrative Agent]

CITIBANK, N.A., acting through its international banking facility, as Lender

By:	/s/ Leslie Munroe
Name: Leslie Munroe
Title: Attorney-in-Fact

By:
Name:
Title:

[Signature page to the Senior Bridge Loan Agreement, dated as of December 1, 2010, among Banco de Bogotá S.A., as Borrower, various financial institutions, as Lenders, and HSBC Bank USA, National Association, as Administrative Agent]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ Ricardo Rubio
Name: Ricardo Rubio
Title: Managing Director

[Signature page to the Senior Bridge Loan Agreement, dated as of December 1, 2010, among Banco de Bogotá S.A., as Borrower, various financial institutions, as Lenders, and HSBC Bank USA, National Association, as Administrative Agent]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Executive Director

[Signature page to the Senior Bridge Loan Agreement, dated as of December 1, 2010, among Banco de Bogotá S.A., as Borrower, various financial institutions, as Lenders, and HSBC Bank USA, National Association, as Administrative Agent]

Schedule 1

LENDER COMMITMENTS AND NOTICE ADDRESSES

Lender	Address for Notices	Commitment

Citibank, N.A., acting through its international banking facility	c/o Citibank Colombia Cra 9 A # 99 02, Piso 3 Bogota, Colombia Attention: Marcel Patino Telephone: 011-571-639-4025 Facsimile: 011-571-487-6954 marcel.patinosedan@citi.com	$333,333,000

HSBC Bank USA, National Association	452 Fifth Avenue - Tower 8 New York, NY, 10018 Attention: Ricardo Rubio Telephone: 212-525-2472 Facsimile: 212-525-2479 ricardo.x.rubio@us.hsbc.com	$333,334,000

JPMorgan Chase Bank, N.A.	JPM-Delaware Loan Operations 500 Stanton Christiana Road, Ops 2/3 Newark, DE 19713-2107 Attention: Robert Diaz Facsimile: 201-244-3885 Telephone: 302-634-4042 robert.diaz@jpmchase.com With a copy (for credit matters) to: Av Paseo De Las Palmas 405 Col Lomas de Chapultepec, Floor 16 Mexico City, 11000, Mexico Attention: Alejandro Moreno Telephone: 011-52-55-5540-9494 alejandro.moreno@jpmorgan.com	$333,333,000
		$1,000,000,000

ADMINISTRATIVE AGENT NOTICE ADDRESS

HSBC Bank USA, National Association
Agency Services
One HSBC Center, 26th floor
Buffalo, NY  14203
Attention:	Adrienne Smith / Gale Boyd
Telephone:	716-841-6216 / 716-841-1930
Facsimile:	917-229-0977
email:	us.cmb.agency.5@us.hsbc.com

Schedule 2
LITIGATION

None.

Schedule 3

SUBSIDIARIES

Name	Jurisdiction of Formation	% Directly	% Indirectly	Borrower's Percentage Ownership Interest	Direct Owner
ALMAVIVA S.A.	Colombia	94,92%	0.88%	95,80%	Banco de Bogotá
o Almaviva Global Cargo S.A.	Colombia		94,00%	94,00%	Almaviva
o South Logistic S.A.	Chile		52,00%	52,00%	Almaviva
FIDUCIARIA BOGOTA S.A.	Colombia	94,99%		94,99%	Banco de Bogotá
CASA DE BOLSA S.A.	Colombia	22.79%	38.95%	61.74%	Banco de Bogotá
MEGALÍNEA	Colombia	94.90%			Banco de Bogotá
FONDOS DE PENSIONES Y CESANTIAS PORVENIR S.A.	Colombia	35,28%	11,63%	46,91%	Banco de Bogotá
o Gestión y Contacto	Colombia	2.04%	94.90%	96.94%	Porvenir
CORPORACION FINANCIERA COLOMBIANA S.A.	Colombia	37.50%		37.50%	Banco de Bogotá
o Estudios Proyectos e Inversiones de los Andes "EPIANDES"	Colombia		94,87%	94,87%	Corporación Financiera Colombiana
o Leasing Corficolombiana	Colombia		94.50%	94.50%	Corporación Financiera Colombiana
o Banco Corfivalle Panamá	Panamá		100.00%	100.00%	Corporación Financiera Colombiana
o Fiduciaria Corficolombiana	Colombia		94.50%	94.50%	Corporación Financiera Colombiana
o Colombiana de Licitaciones y Concesiones Ltda.	Colombia		99,99%	99,99%	Corporación Financiera Colombiana
o Episol	Colombia		94.98%	94.98%	Corporación Financiera Colombiana
o Valora	Colombia		94.95%	94.95%	Corporación Financiera Colombiana
o Plantanciones Unipalma	Colombia		54.53%	54,53%	Corporación Financiera Colombiana
o Tejídos Sintéticos	Colombia		94.99%	94,99%	Corporación Financiera Colombiana

Name	Jurisdiction of Formation	% Directly	% Indirectly	Borrower's Percentage Ownership Interest	Direct Owner
o Promotora y Comercializadora Turística Santamar S.A.	Colombia		84.55%	84.55%	Corporación Financiera Colombiana
o Hoteles Estelar de Colombia	Colombia		84.91%	84.91%	Corporación Financiera Colombiana
o Organización Pajonales S.A.	Colombia		94.99%	94.99%	Corporación Financiera Colombiana
o Proyectos de Infraestructura S.A (Pisa)	Colombia		88.25%	88.25%	Corporación Financiera Colombiana
o Gas Comprimido	Perú		80.00%	80.00%	Corporación Financiera Colombiana
o Pizano S.A.	Colombia	16.85%	39.99%	56.84%	Corporación Financiera Colombiana
o Industrias Lehner	Colombia		49.83%	49.83%	Corporación Financiera Colombiana
BANCO DE BOGOTA PANAMA S.A.	Panamá	100,00%		100,00%	Banco de Bogotá
o Banco de Bogotá Nassau Ltda.	Nassau		100,00%	100,00%	Banco de Bogotá Panamá
LEASING BOGOTA S.A. PANAMA	Panamá	100,00%		100,00%	Banco de Bogotá
CORPORACION FINANCIERA CENTROAMERICANA	Panamá	49,78%	49,78%	99,56%	Banco de Bogotá
BOGOTA FINANCE CORP.	Islas Caiman	100,00%		100,00%	Banco de Bogotá

Schedule 4

MATERIAL AGREEMENTS

None.

Schedule 5

EXISTING INDEBTEDNESS

None.

EXHIBIT A

[FORM OF NOTE]

PROMISSORY NOTE

$[_________]	[______ __], 20[__]
New York, New York

FOR VALUE RECEIVED, BANCO DE BOGOTÁ, S.A., a financial institution organized and existing under the laws of Colombia (the “Borrower”), hereby promises to pay to the order of [NAME OF LENDER] (the “Lender”), at such of the offices of HSBC Bank USA, National Association as shall be notified to the Borrower from time to time, the principal sum of [DOLLAR AMOUNT] dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Loan Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount, interest rate and duration of Interest Period of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loans made by the Lender.

This Note evidences Loans made by the Lender under the Senior Bridge Loan Agreement, dated as of December __, 2010 (as modified, supplemented or amended and in effect from time to time, the “Loan Agreement”), among the Borrower, the lenders party thereto (including the Lender) and HSBC Bank USA, National Association, as Administrative Agent.  Capitalized Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

Except as permitted by Section 11.06 of the Loan Agreement, this Note may not be assigned by the Lender to any other Person.

FORM OF NOTE

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

BANCO DE BOGOTÁ, S.A.
By
Name:
Title:

FORM OF NOTE

SCHEDULE TO PROMISSORY NOTE

This Note evidences a Loan made under the within-described Loan Agreement to the Borrower, on the dates, in the principal amounts, bearing interest at the rates and having Interest Periods of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Interest Rate	Duration of Interest Period	Amount Paid or Prepaid	Notation Made by

FORM OF NOTE

EXHIBIT B

[FORM OF NOTICE OF BORROWING]

___________ __, 20__

HSBC Bank USA, National Association,
as Administrative Agent for the Lenders
party to the Loan Agreement referred
to below

452 Fifth Avenue
New York, NY  10018
Attention: Joseph A. Lloret,
Corporate Trust & Loan Agency

Ladies and Gentlemen:

The undersigned, Banco de Bogotá, S.A. refers to the Senior Bridge Loan Agreement, dated as of December __, 2010 (as amended, supplemented or otherwise modified, the “Loan Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, as borrower (the “Borrower), certain Lenders parties thereto and HSBC Bank USA, National Association, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Loan Agreement, that the undersigned hereby wishes to borrow under the Loan Agreement, and in that connection sets forth below the information relating to the Borrowing:

(i) The Business Day of the Borrowing is _________ __, 20__ (the “Borrowing Date”).

(ii) The aggregate principal amount of the Borrowing is [$1,000,000,000].

(iii) The proceeds of the Borrowing are to be remitted by each Lender for the account of the Borrower, pursuant to the following instructions:

[                                ]

The undersigned hereby certifies that (a) the conditions precedent set forth in Section 6 of the Loan Agreement will be fulfilled as of the Borrowing Date, (b) immediately after giving effect to the application of the proceeds of the Borrowing, the representations and warranties set forth in Section 7 will be true and correct in all material respects as of the Borrowing Date with the same force and effect as if made on and as of such date (it being understood and agreed that any representation or warranty that is qualified as to “material,” “Material Adverse Effect” or similar language shall be true and correct in all respects, as so qualified, on such date) and (c) attached hereto as Annex I is a true and correct copy of Exchange Form No. 6 (Registration of Foreign Indebtedness), which has been duly and timely filed and registered with Banco de la República de Colombia in connection with the Loans to be disbursed pursuant to the Borrowing.

[SIGNATURE ON FOLLOWING PAGE]

FORM OF NOTICE OF BORROWING

Very truly yours, BANCO DE BOGOTÁ, S.A.
By
Name:
Title:

FORM OF NOTICE OF BORROWING

Annex I

[Borrower to attach copy of duly filed Exchange Form No. 6]

FORM OF NOTICE OF BORROWING

EXHIBIT C

[FORM OF CERTIFICATE AS TO AUTHORITY,

INCUMBENCY AND SIGNATURES]

December __, 2010

To each of the Administrative Agent
and the Lenders party to the Loan
Agreement referred to below

c/o HSBC Bank USA, National
Association, as Administrative Agent

452 Fifth Avenue
New York, NY  10018
Attention: Joseph A. Lloret,
Corporate Trust & Loan Agency

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 6.01 of the Senior Bridge Loan Agreement, dated as of December __, 2010 (the “Loan Agreement”), among Banco de Bogotá, S.A. (the “Borrower”), the Lenders parties thereto and HSBC Bank USA, National Association, as Administrative Agent. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the meaning set forth therein.

The undersigned, being the Secretary General of the Borrower and being authorized to issue this certificate, hereby certifies that the following statements are true and correct:

(i) as of the date hereof, (a) Alejandro Figueroa Jaramillo is duly authorized by the Borrower to execute and deliver on its behalf the Loan Agreement and any other agreement, instrument or document delivered under the Loan Agreement that may be necessary for the borrowing of the Loans and (b) each of the other persons named in Schedule 1 attached hereto are duly authorized by the Borrower to execute and deliver on its behalf any other instrument or document delivered under the Loan Agreement that may be necessary for the Borrowing and the writing which appears opposite the name of each such person in Schedule I attached hereto is a true specimen signature of such person;

(ii)  attached hereto as Schedule 2 is a true and correct copy of the estatutos sociales of the Borrower, as filed in the office of the Cámara de Comercio de Bogotá on April 22, 2009, together with all amendments thereto adopted through the date hereof;

FORM OF CERTIFICATE OF INCUMBENCY

(iii)  attached hereto as Schedule 3 is a true and correct copy of resolutions which were duly adopted on November 30, 2010, by a meeting of the Board of Directors of the Borrower authorizing the making and performance by the Borrower of the Loan Documents, and said resolutions have not been rescinded, amended or modified;

(iv)  attached hereto as Schedule 4 is a true and correct copy of all licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority, and of all third-party consents and approvals, necessary in connection with the making and performance by the Borrower of the Loan Documents and the transactions contemplated herein and therein (other than exchange control filings and reports solely relating to any disbursement of Loans under the Loan Agreement);

(v)  attached hereto as Schedule 5 is a true and correct copy of the Borrower’s consolidated audited financial statements for the fiscal year ended December 31, 2009 and the Borrower’s consolidated unaudited financial statements for the period ended September 30, 2010.

For purposes of each such agreement and document referred to in certification (i) above so entered into by the Borrower in connection therewith, the above mentioned persons shall be deemed to be duly and properly in office and authorized to execute and deliver any and all such agreements and documents on behalf of the Borrower, unless and until the Administrative Agent shall have received written notice that such incumbency or authorization has terminated.

[SIGNATURE ON FOLLOWING PAGE]

FORM OF CERTIFICATE OF INCUMBENCY

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first above written.

Name: Alberto Perez Velez
Title: Secretary General

FORM OF CERTIFICATE INCUMBENCY

Schedule 1

Name	Title	Specimen Signature
Alejandro Figueroa Jaramillo	President	________________________
Alberto Perez Velez	Secretary General	________________________

FORM OF CERTIFICATE INCUMBENCY

Schedule 2

FORM OF CERTIFICATE INCUMBENCY

Schedule 3

FORM OF CERTIFICATE INCUMBENCY

Schedule 4

None.

FORM OF CERTIFICATE INCUMBENCY

Schedule 5

FORM OF CERTIFICATE INCUMBENCY

EXHIBIT D

[FORM OF OFFICER’S CERTIFICATE]

___________ __, 20__

To each of the Administrative Agent
and the Lenders party to the Loan
Agreement referred to below

c/o HSBC Bank USA, National
Association, as Administrative Agent

452 Fifth Avenue
New York, NY  10018
Attention: Joseph A. Lloret,
Corporate Trust & Loan Agency

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 6.02 of the Senior Bridge Loan Agreement, dated as of December __, 2010 (the “Loan Agreement”), among Banco de Bogotá, S.A. (the “Borrower”), the Lenders parties thereto and HSBC Bank USA, National Association, as Administrative Agent. Unless otherwise defined herein, terms defined in the Loan Agreement shall have the meaning set forth therein.

The undersigned, being the __________________ of the Borrower and being authorized to issue this certificate, hereby certifies that the following statements are true and correct:

(i)  all licenses, consents, authorizations and approvals or other actions by, or notices to or filings or registrations with, any Governmental Authority necessary to consummate the Acquisition have been obtained, remain in full force and effect and have not been withdrawn;

(ii)  attached hereto as Annex A is evidence of the receipt by the Borrower of at least 2,000,000,000,000 Colombian pesos in net proceeds from a debt issuance which is mandatorily convertible into equity of the Borrower; and

(iii)  both immediately prior to the consummation of the Borrowing and after giving effect thereto and to the intended use of the proceeds thereof:

(A)           no Default shall have occurred and be continuing;

FORM OF OFFICER’S CERTIFICATE

(B)           the representations and warranties made by the Borrower in the Loan Agreement shall be true and correct in all material respects on and as of the Borrowing Date with the same force and effect as if made on and as of the Borrowing Date (it being understood and agreed that any representation or warranty that is qualified as to “material,” “Material Adverse Effect” or similar language shall be true and correct in all respects as so qualified on and as of the Borrowing Date); and

(C)           since December 31, 2009, no Material Adverse Change has occurred.

[SIGNATURE ON FOLLOWING PAGE]

FORM OF OFFICER’S CERTIFICATE

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first above written.

Name:
Title:

FORM OF OFFICER’S CERTIFICATE

EXHIBIT E

[FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER]

Bogotá, D.C., December [ ], 2010

HSBC Bank USA, National Association,
as Administrative Agent for the Lenders
party to the Loan Agreement referred
to below

452 Fifth Avenue
New York, NY  10018
Attention: Joseph A. Lloret,
Corporate Trust & Loan Agency

Ladies and Gentlemen,

We have acted as Colombian legal counsel for Banco de Bogotá S.A. E.S.P. (the “Borrower”) in connection with the Senior Bridge Loan Agreement among the Borrower, various financial institutions, as Lenders, and HSBC Bank USA, National Association, as Administrative Agent dated as of December __, 2010 (the “Loan Agreement”).

This opinion is furnished to you pursuant to section 6.02(vi)(A) of the Loan Agreement.  Terms not otherwise defined in this opinion shall have the meanings set forth in the Loan Agreement.

1.           LEGAL REVIEW

In connection with this opinion, we have reviewed the Notes, an executed copy of the Loan Agreement and the corporate documents of the Borrower and such other registration and related documents set forth in Exhibit I hereto. Finally, we have examined such laws and regulations as we have considered necessary for purposes of rendering this opinion letter.

2.           ASSUMPTIONS

In our examination, we have assumed: (i) the authenticity of all documents submitted to us for our review as originals; (ii) the conformity with originals of all documents submitted to us as copies; (iii) that each of the parties (other than the Borrower) to the Loan Agreement has executed and delivered the Loan Agreement, with all necessary and appropriate powers and authority; and (iv) that each of the parties (other than the Borrower) to the Loan Agreement are allowed under the respective local applicable law to execute and deliver the Loan Agreement and have full legal capacity to enter into the same.

FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER

3.           OPINION

Based upon the foregoing, we are of the opinion that, as of the date hereof:

(i)           The Borrower is a financial institution duly organized and validly existing under the laws of Colombia and has full power, authority and legal right to execute and deliver each of the Loan Documents and to comply with its obligations thereunder.

(ii)           The execution, delivery and performance by the Borrower of each of the Loan Documents has been duly authorized by all necessary corporate action and has been duly executed and delivered by the Borrower.

(iii)            Neither the execution and delivery of any Loan Document by the Borrower nor the performance by the Borrower of its obligations thereunder will result in any breach of the terms, conditions or provisions of, result in violations of, or contravene or constitute a default under (a) the by-laws of the Borrower or (b) any statute, rule, regulation, order or any applicable law of Colombia, including any regulation of the Banco de la República de Colombia (the “Colombian Central Bank”).

(iv)           Each of the Loan Documents constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms (subject to the validity and enforceability of such Loan Document pursuant to New York laws).

(v)           The Borrower has the capacity to sue or be sued in its own name.

(vi)           Each of the Administrative Agent and the Lenders is entitled to sue as a plaintiff in a Colombian court for the enforcement of their respective rights under the Loan Documents and such access to the courts of Colombia would be on the same terms as are available to residents and citizens of Colombia.

(vii)           The obligations of the Borrower under the Loan Documents to pay amounts thereunder constitute direct and unsecured obligations of the Borrower, which rank pari passu with certain other unsecured obligations of the Borrower (taking into consideration that certain unsecured obligations of the Borrower have legal preference in accordance with Colombian laws).

(viii)           Except for the registration with the Colombian Central Bank of the Loan Agreement and the disbursements thereunder according to exchange control regulations (which, pursuant to Section 8.03 of the Loan Agreement are required to be completed by the Borrower within fifteen (15) Business Days following the Borrowing Date), no authorization, approval, license, consent, filing or registration from or with any governmental authority or regulatory body of Colombia is required in connection with the execution, delivery or performance by the Borrower of any of the Loan Documents.

(ix)           The submission by the Borrower to the law of the State of New York and the jurisdiction of the federal and state courts sitting in the Southern District of New York or the Supreme Court of the State of New York, County of New York, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. However, it should be noted that any foreign judgment against the Borrower under the

FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER

Loan Documents is entitled to be recognized and enforced in a Colombian court through a procedural system provided for under Colombian law known as “exequatur”, subject to the provisions of Article 693 of the Colombian Civil Procedure Code which requires that there be reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia and subject to compliance with the provisions of Article 694 of the Colombian Civil Procedure Code. The pertinent provisions of such Articles, as they would affect a judgment obtained outside Colombia, are as follows: (a) the foreign judgment presented in Colombia for enforcement does not refer to in-rem rights on assets which were in Colombia at the commencement of the proceedings in the foreign court which issued the judgment; (b) the foreign judgment presented in Colombia for enforcement does not conflict with public order laws of Colombia; (c) the foreign judgment, in accordance with the laws of the country in which it was obtained, is final and a duly certified and authenticated copy has been presented to the court in Colombia; (d) the matter adjudicated in the foreign judgment is not a matter which is subject to the exclusive jurisdiction of the Colombian courts; (e) no proceedings are pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding on the same subject matter and between the same parties; and (f) in the proceedings commenced in the foreign court which issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably provided to give an opportunity to the defendant for the defense of the action. The Colombian Supreme Court of Justice should not review the merits of the foreign judgment to the extent the foregoing requirements are met.

For purposes of the reciprocity requirement mentioned above, there is no treaty between Colombia and the United States of America by means of which the two countries have agreed to recognize court decisions validly issued in the other country. Therefore, the existence of reciprocity between Colombia and the United States of America has been analyzed by the Colombian Supreme Court of Justice on a case by case basis and, in doing so, it has considered the following elements when deciding: (1) the New York State court that issued the relevant decision that is to be enforced in Colombia states that similar decisions by a Colombian court can be enforced in the State of New York; or (2) a lawyer admitted to practice in the State of New York files an affidavit with the Colombian Supreme Court of Justice stating that decisions such as that undergoing the exequatur proceeding may be enforced in New York courts if validly issued by a Colombian court.

(x)           It is not necessary (a) in order to enable any of the Administrative Agent and the Lenders to enforce its rights under the Loan Documents; or (b) by reason of the execution, delivery or performance of any of the Loan Documents, that any of them should be domiciled, resident, licensed, qualified or entitled to carry on business in Colombia.

(xi)          There is no income, value added, stamp, registration, excise, property, court or documentary or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Colombia (or any municipality or other political subdivision or taxing authority thereof) either (a) on or by virtue of the execution or delivery of any of the Loan Documents; or (ii) on any payment to be made by the Borrower pursuant to any of the Loan Documents, other than any such tax, levy, assessment, impost, deduction, charge or withholding imposed on any Person as a result of such Person being organized under the laws of Colombia or as a

FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER

consequence of (x) having a permanent establishment in Colombia to which income under any of the Loan Documents is attributable or (y) its Applicable Lending Office being located in Colombia.

(xii)          The Borrower is not entitled to any immunity from suit, execution, attachment, other legal process or jurisdiction of any court in Colombia, nor, under the laws of Colombia, from the jurisdiction of any foreign court, from set-off or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(xiii)          No party to the Loan Agreement (other than the Borrower) is or will be deemed to be resident, domiciled or carrying on business in Colombia by reason only of the execution, delivery, performance and/or enforcement of the Loan Agreement.

The foregoing opinions are subject to the following comments and qualifications:

The enforceability of the obligations of the Borrower under the Loan Documents may be limited by applicable bankruptcy, insolvency, restructuring, concordato, liquidation, moratorium, administrative intervention, or similar laws affecting the enforcement of creditors' rights generally, and is subject to statutory preferences granted under Colombian laws.

In any proceeding in Colombia, service of notice to the parties thereto must be made in accordance with the provisions of the Colombian Civil Procedure Code. Contractual provisions regarding services of notice procedures will not be enforceable.

In any proceeding in Colombia in which a law of a foreign country were to be applied, there should be evidence of the law sought to be applied, through a copy of such law duly issued and promulgated by the competent authorities, or when a written law does not exist, through the deposition or affidavit of two or more lawyers admitted in the relevant jurisdiction regarding such applicable law.

The provisions of the Loan Agreement which deem certain determinations as conclusive may be reviewed in any proceeding in Colombia to determine whether in fact such determinations were correct.

In accordance with Article 902 of the Colombian Code of Commerce, any nullification of a provision of the Loan Agreement would nullify the entire Loan Agreement if it is evidenced that the parties would not have entered into the Loan Agreement in the absence of such nullified provision.

Under Article 392 of the Colombian Civil Procedure Code, any legal costs incurred in connection with court proceedings in Colombia would be limited to those costs ordered by the respective court.

Any immunity which might in the future be available under Colombian law cannot be validly waived in advance.

FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER

For any proceedings in Colombia, Article 260 of the Colombian Civil Procedure Code and Article 823 of the Colombian Code of Commerce require that, with respect to an agreement drafted in a language other than Spanish, a translation into Spanish by an officially recognized translator be filed with the court in Colombia as the basis for enforcement. In the event of disagreement over the meaning of the translation, the Spanish official translation closer to the text in the other language will govern, rather than the original text, for purposes of such proceeding.

According to Colombian laws, the laws applicable to a given agreement are those in existence at the time of execution, even if those laws change in the future, provided that the changes are not related to, or do not affect, public order laws, in which case public order laws become immediately effective. We consider Colombian exchange control regulations to be public order laws. Therefore, the ability of the Borrower to perform its obligations payable in foreign currency under the Loan Agreement (and the ability of any Person to remit the proceeds of any judgment award issued by a court in Colombia in foreign currency out of Colombia) will be subject to foreign exchange regulations in effect at the time of the relevant payment or remittance.

Under Colombian laws there are no equitable remedies or injunctive relief, except for fundamental constitutional rights.

Article 869 of the Colombian Code of Commerce provides that any agreement, including the Loan Agreement, containing obligations to be performed by the parties thereof in Colombia must be governed by Colombian laws, regardless of whether or not such parties are Colombian residents. However, pursuant to the provisions of Law 315 of 1996, any agreement to be performed in Colombia complying with certain international requirements defined therein, could be governed by the laws of a country other than Colombia, provided the parties thereto submit any disputes under such agreement to the forum of international arbitration.  Our opinions set forth in Section 3(ix) above are based on our view that the Loan Agreement contains provisions that, if observed, will make the main obligations thereunder to be performed by the parties thereto outside Colombia and, therefore, neither Article 869 of the Colombian Code of Commerce nor Law 315 of 1996 should apply.

FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER

This opinion letter:

1.  is limited to matters of Colombian law in force on the date hereof We express no opinion with respect to the laws of any other jurisdiction;

2.  is specific to the Loan Documents and the documents referred to herein and is based upon the facts known to us, the documents examined by us and the law as of the date hereof;

3.  is addressed to you and may be relied upon by yourselves and your legal advisers; and

4.  is not to be transmitted, quoted, nor relied upon, by any other Person or used for any other purpose, except any Person to whom, in accordance with the terms of the Loan Documents, you may assign or otherwise transfer, or enter into any contractual obligations in respect of any or all of your rights and obligations under or in connection with the Loan Documents.

Sincerely,

PRIETO & CARRIZOSA

FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER

EXHIBIT I

List corporate documents of the Borrower:

FORM OF OPINION OF SPECIAL COLOMBIAN COUNSEL TO THE BORROWER

EXHIBIT F

[FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE BORROWER]

[Letterhead of Davis Polk & Wardwell LLP]

December [ ], 2010

To HSBC Bank USA, National Association, as Administrative Agent, and the Lenders referred to below

Ladies and Gentlemen:
We have acted as special New York counsel for Banco de Bogotá, S.A., a financial institution organized and existing under the laws of Colombia (the “Borrower”), in connection with the Senior Bridge Loan Agreement dated as of December [  ], 2010 (the “Credit Agreement”) among the Borrower, the various financial institutions listed on the signature pages thereof (the “Lenders”) and HSBC Bank USA, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”).  Terms used (but not defined) herein have the meanings assigned to them in the Credit Agreement.

We have reviewed executed copies of:

(a)           the Credit Agreement; and

(b)           the Notes issued on the date hereof (the “Notes”).

The documents listed in items (a) and (b) above are sometimes hereinafter referred to as the “Credit Documents”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and certificates of public officials and officers of the Borrower and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.  In addition, we have relied as to certain matters of fact upon the representations of the Borrower contained in the Credit Documents.

Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

1.           The execution, delivery and performance by the Borrower of each Credit Document require no action by or in respect of, or filing with, any governmental body, agency or official under United States federal or New York State law and do not contravene any provision of applicable United States federal or New York State law, in each case that in our experience is

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE BORROWER

normally applicable to banks that are not domiciled in the United States in relation to transactions of the type contemplated by the Credit Documents.

2.           Each Credit Document (other than the Notes) constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its terms.

The foregoing opinions are subject to the following assumptions and qualifications:

(a)           Our opinion in paragraph 2 above is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial actions giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)           We express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above or (ii) any provision of any Credit Document that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law by limiting the amount of the Borrower’s obligations.

(c)           We express no opinion as to any provision in the Credit Documents that purports to indemnify any Person for its own gross negligence or willful misconduct.

(d)           We express no opinion as to provisions in the Credit Documents that purport to create rights of set-off in favor of participants or that provide for set-off to be made otherwise than in accordance with applicable laws.

(e)           We express no opinion as to provisions in the Credit Documents that purport to waive objections to venue, claims that a particular jurisdiction is an inconvenient forum or the like.

(f)           We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Credit Documents.

(g)           We express no opinion as to the United States federal or any state securities laws.

(h)           The enforceability in the United States of Section 11.13 of the Credit Agreement is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

(i)           We express no opinion as to provisions in the Credit Documents which subject the Borrower to any claim for deficiency resulting from a judgment being rendered in a currency other than the currency called for in the Credit Documents, and we express no opinion as to (i) whether a New York State or United States federal court would render or enforce a judgment in a currency other than U.S. Dollars or (ii) the exchange rate that such a court would use in rendering a judgment in U.S. Dollars in respect of an obligation in any other currency.

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE BORROWER

(j)           We have assumed that (i) the Borrower is validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization, (ii) the Borrower has duly executed and delivered each Credit Document, (iii) the execution, delivery and performance by the Borrower of each Credit Document are within its powers, have been duly authorized by all necessary action on the part of the Borrower and do not contravene the articles or certificate of incorporation or bylaws or other constitutive documents of the Borrower and (iv) the execution, delivery and performance by the Borrower of each Credit Document do not contravene, or constitute a default under, any law, rule or regulation (other than United States federal and New York State laws, rules and regulations, in each case that in our experience are normally applicable to banks that are not domiciled in the United States in relation to transactions of the type contemplated by the Credit Documents) or any order, injunction, decree, agreement, contract or instrument to which it is a party or by which it is bound.

(k)           We express no opinion on the effectiveness of any service of process made other than in accordance with applicable law.

(l)           We express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which may limit the rate of interest that such Lender may charge or collect.

(m)           As to various provisions in the Credit Documents that grant the Administrative Agent or the Lenders certain rights to make determinations or take actions in their discretion, we assume that such discretion will be exercised in good faith and in a commercially reasonable manner.

The foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

This opinion is delivered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE BORROWER

EXHIBIT G

[Form of Assignment]

Reference is made to the Senior Bridge Loan Agreement, dated as of December __, 2010 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Banco de Bogotá, S.A., the various financial institutions from time to time parties thereto as lenders (the “Lenders”), and HSBC Bank USA, National Association, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[______] (the “Assignor”) and [______] (the “Assignee”) agree as follows:

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, subject to and in accordance with the terms set forth herein and the Loan Agreement, on the Effective Date (as set forth on Schedule 1), an interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Loan Agreement as set forth on Schedule 1 (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1.

The Assignor (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and to consummate the transactions contemplated hereby; (ii) it is the legal and beneficial owner of the Assigned Interest; and (iii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other document or instrument executed or furnished in connection with the Loan Agreement, or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any Note, other than that the Assignor has not created any adverse claim upon the Assigned Interest; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, or any other obligor or the performance or observance by any Borrower, or any other obligor of any of their obligations under the Loan Agreement or any Note.

The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b) of the Loan Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iv) of the Loan Agreement); and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (b) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest; (c) agrees that

FORM OF ASSIGNMENT

it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement or any Notes; (d) appoints and authorized the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, any Notes or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

Following the execution of this Assignment by the Assignor and Assignee (and, if appropriate, consented to by the Administrative Agent and the Borrower), it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Loan Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent). The Assignor agrees to pay the processing fee payable pursuant to the Loan Agreement.

Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

From and after the Effective Date, (a) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Loan Agreement.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Assignment or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

FORM OF ASSIGNMENT

SCHEDULE 1

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Assignee’s Lending Office:

Principal	Percentage of
Amount	Outstanding Loans
Assigned	Assigned
$	%

[Name of Assignee]	[Name of Assignor]

By:___________________	By:___________________
Name:	Name:
Title:	Title:

Accepted for Recordation in Register:

HSBC Bank USA, National Association,
as Administrative Agent

By:	_____________________________
Name:
Title:

[Accepted and Agreed:

BANCO DE BOGOTÁ, S.A.

By	_________________________
Name:
Title:]1

1 If required pursuant to Section 11.06(b)(iv) of the Credit Agreement.

FORM OF ASSIGNMENT

EXHIBIT H

[Form of Process Agent Acceptance]

December __, 2010

Germán Salazar Castro

Banco de Bogotá S.A.
Dirección General
Calle 36 No. 7-47 Piso. 13

Ladies and Gentlemen:

Reference is made to the Senior Bridge Loan Agreement (as modified, supplemented or amended from time to time, the “Agreement”), dated as of December __, 2010, among Banco de Bogotá, S.A. (the “Borrower”), the Lenders from time to time parties thereto and HSBC Bank USA, National Association, as Administrative Agent, providing for loans to be made by said Lenders to the Borrower in an aggregate principal amount not exceeding $1,000,000,000.  Unless otherwise defined herein, terms defined in the Agreement shall have the meaning set forth therein.

Pursuant to Section 11.11(b) of the Agreement, the Borrower has appointed the undersigned together with any successor in such capacity (at the undersigned’s office located at 111 Eighth Avenue, New York, New York 10011) as its agent in its name, place and stead to accept service of any summons and complaint and any other process exclusively in respect of any legal actions or proceedings in New York arising out of or in connection with the Agreement or the Notes.

The undersigned hereby (a) informs you that it accepts such appointment by the Borrower as is set forth in Section 11.11(b) of the Agreement and (b) agrees with you that (i) it will not terminate such agency relationship prior to one year after the payment in full of the principal of and interest on the Loans, (ii) it will maintain an office in New York, New York, U.S.A. at all times to and including said date and will give you prompt notice of any change of its address during such period and (iii) it will promptly forward to the Borrower any summons, complaint or other legal process that the undersigned receives in connection with its appointment as such agent and attorney-in-fact for receipt of service of process only of the Borrower.

Very truly yours,
CT CORPORATION SYSTEM
By
Name:	Mark Eppley
Title

FORM OF PROCESS AGENT ACCEPTANCE